UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Applied Materials, Inc.

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APPLIED MATERIALS®
make possible

2018 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Gary E. Dickerson PRESIDENT AND CHIEF EXECUTIVE OFFICER

January 25, 2018

Dear Fellow Shareholders:

We invite you to attend Applied Materials’ 2018 Annual Meeting of Shareholders, which will be held on Thursday, March 8, 2018, at 11:00 a.m. Pacific Time at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054.

The attached Notice of 2018 Annual Meeting of Shareholders and Proxy Statement describe the business to be conducted at the Annual Meeting. We have also made available a copy of our 2017 Annual Report on Form 10-K with the Proxy Statement.

Your vote is very important to us, and voting your proxy will ensure your representation at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote as soon as possible and submit your proxy via the Internet, or if you requested to receive printed proxy materials, by telephone or by signing, dating and returning your proxy card.

Thank you for your attention to these important matters and for your continued support of Applied Materials.

Sincerely,

Gary E. Dickerson

President and Chief Executive Officer

3050 Bowers Avenue Santa Clara, California 95054 Phone: (408) 727-5555	Mailing Address: Applied Materials, Inc. 3050 Bowers Avenue P.O. Box 58039 Santa Clara, California 95052-8039

NOTICE OF

2018 ANNUAL MEETING OF SHAREHOLDERS

Thursday, March 8, 2018

at 11:00 a.m. Pacific Time

The 2018 Annual Meeting of Shareholders of Applied Materials, Inc. will be held on Thursday, March 8, 2018, at 11:00 a.m. Pacific Time at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054.

Items of Business

1.	To elect ten directors to serve for a one-year term and until their successors have been duly elected and qualified.

2.	To approve, on an advisory basis, the compensation of our named executive officers for fiscal year 2017.

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2018.

4.	To consider two shareholder proposals, if properly presented at the Annual Meeting.

5.	To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Your vote is important. You may vote via the Internet or by telephone, or if you requested to receive printed proxy materials, by signing, dating and returning your proxy card. If you are voting via the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on Wednesday, March 7, 2018. For specific voting instructions, please refer to the information provided in the following Proxy Statement, together with your proxy card or the voting instructions you receive by e-mail or that are provided via the Internet.

If you received a Notice of Internet Availability of Proxy Materials on how to access the proxy materials via the Internet, a proxy card was not sent to you, and you may vote only via the Internet, unless you have requested a paper copy of the proxy materials, in which case, you may also vote by telephone or by signing, dating and returning your proxy card. Shares cannot be voted by marking, writing on and returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the proxy materials are set forth on the Notice of Internet Availability.

By Order of the Board of Directors

Thomas F. Larkins Corporate Secretary

Santa Clara, California

January 25, 2018

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on March 8, 2018: The Proxy Statement and Annual Report to Shareholders are available at www.proxyvote.com.

Reconciliation of non-GAAP adjusted financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found in the Appendix.

2018 PROXY STATEMENT SUMMARY

2018 PROXY STATEMENT SUMMARY

Your proxy is being solicited on behalf of the Board of Directors of Applied Materials, Inc. We are making this Proxy Statement available to shareholders beginning on January 25, 2018. This summary highlights information contained elsewhere in this Proxy Statement. We encourage you to read the entire Proxy Statement for more information prior to voting.

Annual Meeting of Shareholders

Date and Time:	March 8, 2018, 11:00 a.m. Pacific Time

Location:	Applied Materials, Inc., 3050 Bowers Avenue, Building 1, Santa Clara, California 95054

Record Date:	January 10, 2018

Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Attendance:	Shareholders and their duly appointed proxies may attend the meeting.

Proposals and Board Recommendations

			For More Information	Board Recommendation

Proposal 1 – Election of Directors			Pages 1 to 6	✓ FOR each Nominee
Judy Bruner	Stephen R. Forrest	Scott A. McGregor
Xun (Eric) Chen	Thomas J. Iannotti	Dennis D. Powell
Aart J. de Geus Gary E. Dickerson	Alexander A. Karsner Adrianna C. Ma

Proposal 2 – Executive Compensation			Page 19	✓ FOR
Approval, on an advisory basis, of the compensation of our named executive officers for fiscal year 2017

Proposal 3 – Ratification of Registered Accounting Firm			Page 48	✓ FOR
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2018

Proposal 4 – Shareholder Proposal to Provide for Right to Act by Written Consent			Pages 50 to 52	✘ AGAINST
Shareholder proposal requesting that the Board take steps to permit shareholder action by written consent without a meeting

Proposal 5 – Shareholder Proposal for Annual Disclosure of EEO-1 Data			Pages 53 to 55	✘ AGAINST
Shareholder proposal requesting that the Board adopt and enforce a policy to disclose annually Applied’s EEO-1 data

Applied Materials, Inc.    i

Director Nominees

Name and Occupation	Age	Director Since	Independent	Committees
Judy Bruner	59	2016	✓	Governance (Chair)
Executive Vice President, Administration and Chief Financial Officer, SanDisk Corporation (retired)				Audit
Xun (Eric) Chen	48	2015	✓	Compensation
Chief Executive Officer, BaseBit Technologies, Inc.				Strategy
Aart J. de Geus	63	2007	✓	Strategy (Chair)
Chairman of the Board of Directors, Co-Chief Executive Officer, Synopsys, Inc.				Investment
Gary E. Dickerson	60	2013
President and Chief Executive Officer, Applied Materials, Inc.
Stephen R. Forrest	67	2008	✓	Audit
Professor of Electrical Engineering & Computer Science, Physics, and Materials Science & Engineering, University of Michigan				Strategy Investment
Thomas J. Iannotti	61	2005	✓	Compensation (Chair)
Senior Vice President and General Manager, Enterprise Services, Hewlett-Packard Company (retired)
Alexander A. Karsner	50	2008	✓	Compensation
Managing Partner, Emerson Collective				Governance
Adrianna C. Ma	44	2015	✓	Investment (Chair)
Managing Partner, Fremont Group				Audit Governance
Scott A. McGregor	61	2018	✓
President and Chief Executive Officer, Broadcom Corporation (retired)
Dennis D. Powell	70	2007	✓	Audit (Chair)
Executive Vice President, Chief Financial Officer, Cisco Systems, Inc. (retired)				Governance Investment

Board Practices and Composition

Ensuring the Board is composed of directors who possess a wide variety of relevant skills, professional experience and backgrounds, bring diverse viewpoints and perspectives, and effectively represent the long-term interests of shareholders, is a top priority of the Board and the Corporate Governance and Nominating Committee.

Director Nominee Expertise	Key Attributes

ii     2018 Proxy Statement

Semiconductor Industry and Technology 6 Financial and Accounting 3 Global Business 6 Strategy and Innovation 6 Operations and Infrastructure 4 Government Policy 2 M&A and Organizational Growth 5 Risk Management 6 Public Company Board Experience 8 Executive Leadership 6 Independent Board Chair 89% Director Independence Regular refreshment resulting in average director tenure of 7 years

2018 PROXY STATEMENT SUMMARY

Board Practices Support Thoughtful Board Composition

Board Composition to Support Company Strategy

The Board and the Corporate Governance and Nominating Committee regularly evaluate the size and composition of the Board to ensure appropriate alignment with the Company’s evolving business and strategic needs.

Director Succession Planning

The Corporate Governance and Nominating Committee reviews the short- and long-term strategies and interests of Applied to determine what current and future skills and experience are required of the Board in exercising its oversight function.

Annual Board Evaluations
The Board conducts an annual assessment of Board, Board Committees and individual directors to evaluate effectiveness.
Board Diversity
The Board values diversity of background, skills and viewpoints, and gender and ethnicity in the recruitment of new directors.
Board Refreshment

The Board believes the fresh perspectives brought by new directors are critical to a forward-looking and strategic Board when appropriately balanced by the deep understanding of Applied’s business provided by longer-serving directors.

Corporate Governance

We are committed to effective corporate governance that is informed by our shareholders, promotes the long-term interests of our shareholders, and strengthens Board and management accountability.

Governance Highlights

✓ Annual Election of Directors	✓ Shareholder Right to Call a Special Meeting
✓ Independent Chairman of the Board	✓ Annual Board, Committee and Individual Evaluations
✓ Highly Independent Board (9 of 10 Directors) and Committees	✓ Robust Board Succession Planning
✓ Majority Voting for Directors	✓ Regular Executive Sessions of Independent Directors
✓ No Supermajority Vote Requirements	✓ Active Shareholder Engagement Practices
✓ Shareholder Proxy Access	✓ No Poison Pill
✓ Stock Ownership Guidelines for Directors and Executives	✓ Clawback Policy for Annual and Long-Term Incentive Plans

Shareholder Engagement

We believe that strong corporate governance should include regular engagement with our shareholders to enable us to understand and respond to shareholder concerns. We have a robust shareholder outreach program led by a cross-functional team that includes members of our Investor Relations, Global Rewards and Legal departments. Independent members of our Board are also involved, as appropriate. In the fall, we solicit feedback on our executive compensation program, corporate governance and disclosure practices, and sustainability and corporate citizenship initiatives, as well as any matters voted on at our prior annual meeting. After the filing of our proxy statement, we engage again with our shareholders about important topics to be addressed at our annual meeting. Following our annual meeting, we review the results of the meeting and investor feedback, as well as evaluate emerging trends in corporate governance and other areas. We share feedback we receive from our shareholders with our Human Resources and Compensation Committee, our Corporate Governance and Nominating Committee, and the full Board. See “Shareholder Engagement” on page 12 for more information.

Applied Materials, Inc.    iii

Executive Compensation

Company Overview

Applied Materials is the leader in materials engineering solutions used to produce virtually every new chip and advanced display in the world. We develop, design, produce and service semiconductor and display equipment for manufacturers that sell into highly competitive and rapidly changing end markets. At Applied Materials, our innovations make possible the technology shaping the future.

2017 Performance Highlights

In 2017, we celebrated our 50th anniversary and delivered all-time record revenue, operating profit and earnings per share.

Key highlights include:

●	Grew revenue to $14.5 billion in fiscal 2017, up 34% from the prior year, resulting in our second consecutive year of record revenue;

●	Achieved record revenue across all of our segments;

●	Grew operating profit to a new all-time record, resulting in record GAAP EPS of $3.17, up 106% over fiscal 2016, and record non-GAAP adjusted EPS of $3.25, an increase of 86% over fiscal 2016 (see the Appendix for a reconciliation of non-GAAP adjusted measures);

●	Delivered record operating cash flow of over $3.6 billion, equal to 25% of revenue; and

●	Returned $1.6 billion to shareholders through dividends and share repurchases.

Highlights of five-year performance achievements across key financial measures

Non-GAAP adjusted operating margin and non-GAAP adjusted EPS are performance targets under our bonus and long-term incentive plans. See Appendix for non-GAAP reconciliations.

iv     2018 Proxy Statement

Revenue RECORD HIGH $7.5B FY’13 +93% $14.5B FY’17 Non-GAAP Operating Margin 13.7% FY’13 +14 PTS 27.9% FY’17 Non-GAAP EPS RECORD HIGH $0.59 FY’13 +451% $3.25 FY’17

2018 PROXY STATEMENT SUMMARY

Strategic and Operational Highlights

In fiscal 2017, we continued to drive profitable growth by targeting major technology inflections and introducing new, differentiated, enabling products and services to help our customers address their most critical technological challenges.

●	Increased our investments in research and development by more than $230 million over fiscal 2016, to almost $1.8 billion, and converted over 90% of our development positions into volume production wins.

●	Delivered strong growth in key areas of our semiconductor equipment business in fiscal 2017 – our process equipment business and our metrology and inspection business delivered all-time record revenues, and our physical vapor deposition (PVD), chemical mechanical polishing (CMP) and thermal products had an especially strong year, driven by the mass adoption of advanced interconnects in logic as well as increasing use of logic-like processes in memory.

●	Made strong gains in patterning and 3D NAND memory, and positioned the company to grow in DRAM as customers transition to new higher performance devices.

●	Built upon Applied’s large installed base of manufacturing systems and drove a 25% increase in the number of tools under comprehensive service agreements; these agreements enable us to generate more value by helping our customers achieve and maintain higher yields, and optimize factory output and operating costs.

●	Ramped a new generation of equipment in our Display business for Gen 10.5 display factories, allowing customers to manufacture larger and more advanced TVs, and established the leading position in thin-film encapsulation, which enables next generation OLED displays for mobile devices.

Chief Financial Officer Transition. In August 2017, we welcomed a new Chief Financial Officer, Daniel J. Durn, who succeeded Robert J. Halliday. Mr. Durn brings significant industry experience and knowledge that will further accelerate our strategy.

Stock Price Performance

Our strong strategic and financial performance in fiscal 2017 also resulted in meaningful value creation for our shareholders. As illustrated below, Applied significantly outperformed both our peer group and the S&P 500 Information Technology Index.

FY2013 – FY2017 Total Shareholder Return vs. Key Peers

Applied Materials, Inc.    v

Pay Mix

In fiscal 2017, a significant portion of our executive compensation consisted of variable compensation and long-term incentives. As illustrated below, 93% of CEO compensation for fiscal 2017 comprised variable compensation elements, and 75% of Mr. Dickerson’s overall compensation was delivered in equity with multi-year vesting.

FY2017 Compensation Mix[1]
CEO	All Other NEOs

[1]Represents	total direct compensation for fiscal 2017; excludes new CFO Daniel J. Durn, who joined Applied in August 2017.

Summary of Fiscal 2017 Total Direct Compensation

The following table summarizes elements of annual total direct compensation for our named executive officers (“NEOs”) for fiscal 2017, consisting of (1) base salary, (2) annual incentive bonus and (3) annual long-term incentive awards (the grant date fair value of stock awards). This table excludes amounts not considered by the HRCC to be annual total direct compensation that are required by the SEC to be reported in the Summary Compensation Table (see page 41 of this Proxy Statement).

Name and Principal Position	Salary ($)	Annual Incentive Bonus ($)	Annual Long-Term Incentive Award ($)	Total ($)
Gary E. Dickerson	1,000,000	2,640,000	10,844,501	14,484,501
President and Chief Executive Officer
Daniel J. Durn(1)	138,462	—	2,952,086	3,090,548
Senior Vice President, Chief Financial Officer
Robert J. Halliday	625,000	1,113,750	4,231,139	5,969,889
Former Senior Vice President, Chief Financial Officer
Ali Salehpour	591,346	1,060,290	3,868,486	5,520,122
Senior Vice President, General Manager, Services, Display and Flexible Technologies
Omkaram Nalamasu	484,808	770,770	2,176,031	3,431,609
Senior Vice President and Chief Technology Officer
Thomas F. Larkins	480,000	702,768	2,176,031	3,358,799
Senior Vice President, General Counsel and Corporate Secretary
(1)	Mr. Durn joined Applied in August 2017. Amounts for Mr. Durn exclude a sign-on bonus and a new-hire equity award, both of which are reported in the Summary Compensation Table.

vi     2018 Proxy Statement

75% Long-Term Incentives 93% Variable Compensation 68% Long-Term Incentives 88% Variable Compensation

2018 PROXY STATEMENT SUMMARY

Key Fiscal 2017 Executive Compensation Highlights

Key compensation decisions for fiscal 2017 included:

Limited Salary Increases for Select NEOs. Two NEOs received modest salary increases from 2016 levels to reflect each officer’s responsibilities.

Annual Bonuses Reflect Strong Company Performance. The average annual bonus payouts to our NEOs was 134% of target bonus, reflecting our strong performance against fiscal 2017 objectives.

Adopted New Long-Term Incentive Program. In response to shareholder feedback as well as a broad review of our executive compensation program in fiscal 2016, the HRCC completed a comprehensive redesign of the long-term incentive program that was effective beginning with fiscal 2017 grants. Key redesign elements included:

●	Performance measurement periods extended from one year to three years;

●	Tighter alignment of performance metrics with our strategic goals; and

●	Re-balanced equity mix to achieve performance alignment and retention goals.

Our new long-term incentive program equity mix establishes a more direct balance between rigorous, performance-based incentives and retention-based incentives, both of which the HRCC believes are critical components of our compensation program. Additionally, new performance measures (non-GAAP adjusted operating margin and wafer fabrication equipment (WFE) market share) consider both our absolute and relative performance, and align with our stated strategic priorities to ensure our management team’s long-term incentives match our long-term goals.

Summary of Changes to Long-Term Incentive Program

Wholesale Redesign of the Long-Term Incentive Program
∎	In fiscal 2017, the HRCC enacted a wholesale redesign of the long-term incentive program to address shareholder feedback and meet the needs of the evolving business
∎

New equity mix includes performance share units (“PSUs”) to provide rigorous long-term performance alignment and restricted stock units (“RSUs”) to provide a link to shareholder value creation and retention value

∎	PSUs (75% for CEO; 50% for all other NEOs) -- new performance measures:
∎ 3-year average non-GAAP adjusted operating margin
∎ 3-year average WFE market share
∎	RSUs (25% for CEO; 50% for all other NEOs):
∎ 3-year ratable vesting
∎	No performance retesting ability in new PSU design – shares not earned in performance period are forfeited
∎	New PSU metrics have threshold, target and maximum performance levels that can result in payout below, at or above target

Stock Ownership Guidelines. In fiscal 2017, the HRCC approved changes to our stock ownership guidelines to increase the CEO ownership level from 5x to 6x of annual base salary and expanded the applicability of the guidelines (3x of annual base salary) to all Section 16 officers on the CEO Executive Staff.

Applied Materials, Inc.    vii

Alignment of Pay with Performance

The following chart shows the alignment between total shareholder return (“TSR”) and the total direct compensation of our CEO for the last five fiscal years. While TSR has grown significantly over the last four years, our CEO’s total direct compensation has remained relatively flat during that period.

(1)	Total direct compensation consists of annual base salary (annualized for 2013 for Mr. Dickerson, who became our CEO in September 2013), annual incentive bonus and annual long-term incentive award (grant date fair value of annual equity awards for all fiscal years, except for fiscal 2014, which consists of the total amount of cash-settled performance units). Total direct compensation shown above excludes other amounts required by the SEC to be reported in the Summary Compensation Table.
(2)	TSR line illustrates the total shareholder return on our common stock during the period from October 25, 2013 through October 27, 2017, assuming $100 was invested on October 25, 2013 and assuming reinvestment of dividends.

viii     2018 Proxy Statement

2018 PROXY STATEMENT SUMMARY

Sustainability and Corporate Citizenship

Applied is committed to growing its business in a sustainable and socially responsible manner, and we demonstrate our commitment through our corporate citizenship programs and initiatives. We publish an annual Citizenship Report on our website to highlight our social responsibility accomplishments and provide key performance data to our shareholders. Sustainability is integrated into our operations, and we have an Environmental, Health and Safety (“EHS”) organization that is focused on maintaining a safe and healthy working environment, demonstrating environmental leadership, and meeting or exceeding regulatory compliance standards. The Head of EHS reports to the Board of Directors on a quarterly basis and provides a more in-depth environmental and sustainability update to the Audit Committee on an annual basis.

We believe that investing in operating our business in a sustainable manner, investing in our people, and investing in our communities benefits Applied and its shareholders.

Sustainability

●	Conduct business in environmentally, socially responsible and ethical manner

●	Protect health and safety of workers, customers and community

●	Design efficient and sustainable products, to minimize environmental impact

People

●	Attract, develop and retain world-class global workforce

●	Value global diversity and respect local cultures where we do business

●	Promote personal and career development for employees to encourage innovation and engagement

Community

●	Invest in education, arts and culture, civic engagement, and environment in communities where we work and live

●	Support employee involvement through charitable donations and volunteer programs

Key Sustainability Initiatives

Human Capital Management	Supply Chain

Our people are our greatest strength, and we have established practices to nurture our human capital.

●  Advance diversity and inclusion through recruiting and mentoring programs, sponsoring employee resource groups and hosting annual diversity events with the participation of our Board, CEO and Executive Staff.

●  Promote next generation of technology leaders by supporting STEM education programs and promoting participation of girls, women and under-represented minorities in STEM education and careers in technology.

Sustainable supply chains are core to our success, and we actively promote global best practices.

●  Member of Responsible Business Alliance (formerly EICC), an industry coalition promoting safe supply chains and environmentally responsible, sustainable and ethical business operations.

●  Committed to high standards – have adopted the RBA Code of Conduct and require companies in our global supply chain to conform to this Code.

Environment	Ethics

We seek to operate and develop products in a way that minimizes environmental impact.

●  Water reduction efforts resulted in ~6.3M gallons of water recycled in 2016.

●  Reduced non-hazardous waste by 30% in 2016.

●  Minimize carbon footprint through on-site renewable energy production and use of green energy to support 100% of power needs of our two Santa Clara campuses.

We maintain the highest ethical standards in interactions with employees, customers, suppliers, competitors and public.

●  Our Standards of Business Conduct include key provisions on human rights, including prohibitions on use of child labor or forced, bonded or indentured labor in our operations.

●  Responsible sourcing of materials for our products.

●  Conduct global training programs and offer 24/7 Business Ethics helplines.

Applied Materials, Inc.    ix

PROPOSAL 1—ELECTION OF DIRECTORS

PROXY STATEMENT

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

Applied’s Board of Directors is elected each year at the Annual Meeting of Shareholders. Applied currently has ten directors. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated the ten individuals listed below for election at the Annual Meeting, each of whom currently serves as a director of Applied. These nominees bring a wide variety of relevant skills, professional experience and backgrounds, as well as diverse viewpoints and perspectives to represent the long-term interests of shareholders, and to fulfill the leadership and oversight responsibilities of the Board.

If any nominee listed below becomes unable to stand for election at the Annual Meeting, the persons named as proxies may vote for any person designated by the Board to replace the nominee. Alternatively, the proxies may vote for the remaining nominees and leave a vacancy that the Board may fill later, or the Board may reduce the authorized number of directors. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

Each director elected at the Annual Meeting will serve until Applied’s 2019 Annual Meeting of Shareholders and until he or she is succeeded by another qualified director who has been elected, or, if earlier, until his or her death, resignation or removal.

✓	THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE FOLLOWING DIRECTOR NOMINEES

Judy Bruner Executive Vice President, Administration and Chief Financial Officer, SanDisk Corporation (retired)

Independent Director

Director since 2016

Age 59

Board Committees:

Corporate Governance and Nominating (Chair)

Audit

Other Current Public Boards:

Rapid7, Inc.

Seagate Technology plc

Varian Medical Systems

Key Qualifications and Expertise:

●  Executive leadership and management experience

●  Accounting principles, financial controls, financial reporting rules and regulations, and audit procedures

●  Global business, industry and operational experience

●  Risk management and controls

●  Public company board experience

Judy Bruner served as Executive Vice President, Administration and Chief Financial Officer of SanDisk

Corporation, a supplier of flash storage products, from June 2004 until its acquisition by Western Digital in May 2016. Previously, she was Senior Vice President and Chief Financial Officer of Palm, Inc., a provider of handheld computing and communications solutions, from September 1999 until June 2004. Prior to Palm, Inc., Ms. Bruner held financial management positions at 3Com Corporation, Ridge Computers and Hewlett-Packard Company. She currently serves as a member of the boards of directors of Rapid7, Inc., Seagate Technology plc and Varian Medical Systems, Inc. Ms. Bruner is a member of the board of trustees of the Computer History Museum, and previously served as a member of the board of directors of Brocade Communications Systems, Inc., from 2009 until its acquisition in November 2017.

Applied Materials, Inc.    1

Xun (Eric) Chen Chief Executive Officer, BaseBit Technologies, Inc.

Independent Director

Director since 2015

Age 48

Board Committees:

Human Resources and Compensation

Strategy

Other Current Public Boards:

None

Key Qualifications and Expertise:

●  Executive leadership and management experience

●  Semiconductor industry leadership

●  Global business, industry and operational experience in the technology and information sector

●  Mergers and acquisitions, capital markets

●  Public company board experience

Eric Chen is the Chief Executive Officer and Co-Founder of BaseBit Technologies, Inc., a technology company in

Silicon Valley. Dr. Chen has served as CEO of BaseBit Technologies since it was founded in October 2015, except from March 2016 until December 2017, when BaseBit was a portfolio company of Team Curis Group, a group of integrated biotechnology and data technology companies and laboratories, during which time Dr. Chen served as CEO of Team Curis Group. From 2008 to 2015, Dr. Chen served as a managing director of Silver Lake, a leading private investment firm focused on technology-enabled and related growth industries. Prior to Silver Lake, Dr. Chen was a senior vice president and served on the executive committee of ASML Holding N.V. He joined ASML following its 2007 acquisition of Brion Technologies, Inc., a company he co-founded in 2002 and served as Chief Executive Officer. Prior to Brion Technologies, Dr. Chen was a senior vice president at J.P. Morgan. He served as a member of the boards of directors of Qihoo 360 Technology Co. Ltd. from 2014 to July 2016 and of Varian Semiconductor Equipment Associates, Inc. (“Varian”) from 2004 until its acquisition by Applied in 2011.

Aart J. de Geus Chairman and Co-Chief Executive Officer, Synopsys, Inc.

Independent Director

Director since 2007

Age 63

Board Committees:

Strategy (Chair)

Investment

Other Current Public Boards:

Synopsys, Inc.

Key Qualifications and Expertise:

●  Executive leadership and management experience

●  Semiconductor industry leadership

●  Innovation, management development and understanding of global challenges and opportunities

●  Navigating a company from start-up through various stages of growth

●  Mergers and acquisitions

●  Public company board leadership

Aart J. de Geus is a co-founder of Synopsys, Inc., a provider of electronic design automation software and related services for semiconductor design companies, and currently serves as its Chairman of the Board of Directors and Co-Chief Executive Officer. Since 1986, Dr. de Geus has held various positions at Synopsys, including President, Senior Vice President of Engineering and Senior Vice President of Marketing, and has served as a member of its board of directors. From 1982 to 1986, Dr. de Geus was employed by the General Electric Company, a global infrastructure, finance and media company, where he was the Manager of the Advanced Computer-Aided Engineering Group.

2    2018 Proxy Statement

PROPOSAL 1—ELECTION OF DIRECTORS

Gary E. Dickerson President and Chief Executive Officer, Applied Materials, Inc.

Director since 2013

Age 60

Other Current Public Boards:

None

Key Qualifications and Expertise:

●  Executive leadership and management experience

●  Semiconductor industry leadership

●  Global business, industry and operational experience

●  Extensive engineering and technological leadership

●  Understanding of complex industry and global challenges

●  Expertise in driving innovation and product development

Gary E. Dickerson was named President of Applied in June 2012 and was appointed Chief Executive Officer and a member of the Board of Directors in September 2013. Before joining Applied, he served as Chief Executive Officer and a director of Varian, a supplier of semiconductor manufacturing equipment, from 2004 until its acquisition by Applied in November 2011. Prior to Varian, Mr. Dickerson served 18 years with KLA-Tencor Corporation, a supplier of process control and yield management solutions for the semiconductor and related industries, where he held a variety of operations and product development roles, including President and Chief Operating Officer. Mr. Dickerson started his semiconductor career in manufacturing and engineering management at General Motors’ Delco Electronics Division and AT&T Technologies.

Stephen R. Forrest Professor of Electrical Engineering & Computer Science, Physics, and Materials Science & Engineering, University of Michigan

Independent Director

Director since 2008

Age 67

Board Committees:

Audit

Strategy

Investment

Other Current Public Boards:

None

Key Qualifications and Expertise:

●  Semiconductor, display and alternative energy technologies

●  Research and development portfolio management

●  Government policy

●  Innovation, technology licensing and product commercialization

●  Establishing partnerships to develop businesses in new markets focused on alternative energy and other technologies

Stephen R. Forrest holds faculty appointments as

Professor of Electrical Engineering and Computer Science, as Professor of Physics, and as Professor of Materials Science and Engineering at the University of Michigan, and leads the University’s Optoelectronics Components and Materials Group. From January 2006 to December 2013, Mr. Forrest also served as Vice President for Research at the University of Michigan. From 1992 to 2005, Dr. Forrest served in a number of positions at Princeton University, including Chair of the Electrical Engineering Department, Director of the Center for Photonics and Optoelectronic Materials, and director of the National Center for Integrated Photonic Technology. Prior to Princeton, Dr. Forrest was a faculty member of the Electrical Engineering and Materials Science Departments at the University of Southern California.

Applied Materials, Inc.    3

Thomas J. Iannotti Senior Vice President and General Manager, Enterprise Services, Hewlett-Packard Company (retired)

Chairman of the Board

Independent Director

Director since 2005

Age 61

Board Committees:

Human Resources and Compensation (Chair)

Other Current Public Boards:

Atento S.A.

Key Qualifications and Expertise:

●  Service management for technology companies on a global, regional and country level

●  Senior leadership and management experience

●  Global business, industry and operational experience

●  International strategic and business development

●  Public company board experience

Thomas J. Iannotti served as Senior Vice President and

General Manager, Enterprise Services, for Hewlett-Packard Company, a technology solutions provider to consumers, businesses and institutions globally, from February 2009 until his retirement in October 2011. From 2002 to January 2009, Mr. Iannotti held various executive positions at Hewlett-Packard, including Senior Vice President and Managing Director, Enterprise Business Group, Americas. From 1978 to 2002, Mr. Iannotti worked at Digital Equipment Corporation, a vendor of computer systems and software, and at Compaq Computer Corporation, a supplier of personal computing systems, after its acquisition of Digital Equipment Corporation. Mr. Iannotti currently serves as a member of the board of directors of Atento S.A.

Alexander A. Karsner Managing Partner, Emerson Collective

Independent Director

Director since 2008

Age 50

Board Committees:

Human Resources and Compensation

Corporate Governance and Nominating

Other Current Public Boards:

None

Key Qualifications and Expertise:

●  Expertise in public policy and government relations

●  Domestic and international trade, development and investment markets

●  Entrepreneurial leadership

●  Renewable energy policy, technologies and commercialization

●  Public company board experience

Alexander A. Karsner has served as Managing Partner of Emerson Collective, an investment platform funding non-profit, philanthropic and for-profit portfolios advancing education, immigration, the environment and other social justice initiatives, since January 2016. Mr. Karsner has been Founder and CEO of Manifest Energy Inc., an energy technology development and investment firm, since July 2009, and has served as its Executive Chairman since January 2013. From March 2006 to August 2008, he served as Assistant Secretary for Energy Efficiency and Renewable Energy at the U.S. Department of Energy. From August 2002 to March 2006, Mr. Karsner was Founder and Managing Director of Enercorp, a private company involved in international project development, management and financing of energy infrastructure. Mr. Karsner has also worked with Tondu Energy Systems of Texas, Wartsila Power Development of Finland and other multi-national energy firms and developers. He is also Senior Strategist at X, part of Alphabet Inc., and a Precourt Energy Scholar at Stanford University’s School of Civil and Environmental Engineering, and serves on Advisory Boards of MIT Medialab, Sandia National Laboratory and The Polsky Center for Entrepreneurship at the University of Chicago’s Booth School of Business. Mr. Karsner served as a member of the board of directors of Codexis, Inc. from 2009 to 2014.

4    2018 Proxy Statement

PROPOSAL 1—ELECTION OF DIRECTORS

Adrianna C. Ma Managing Partner, Fremont Group

Independent Director

Director since 2015

Age 44

Board Committees:

Investment (Chair)

Audit

Corporate Governance and Nominating

Other Current Public Boards:

None

Key Qualifications and Expertise:

●  Broad experience with technology companies

●  Expertise in global growth investment

●  Financial and accounting expertise

●  Mergers and acquisitions, capital markets

●  Board experience with technology-enabled growth companies

Adrianna C. Ma has been a Managing Partner at the Fremont Group, a private investment company, since May 2015. At the Fremont Group, she oversees BF Global, the flagship portfolio of funds, including its investment strategy, asset allocation, manager selection and risk management. From 2005 to April 2015, Ms. Ma served as a Managing Director at General Atlantic LLC, a global growth equity firm, where she invested in and served on the boards of directors of technology-enabled growth companies around the world. Prior to joining General Atlantic, Ms. Ma worked at Morgan Stanley & Co. Incorporated as an investment banker in the Mergers, Acquisitions and Restructuring Department. Ms. Ma served as a member of the board of directors of C&J Energy Services, Inc. from 2013 to 2015.

Scott A. McGregor President and Chief Executive Officer, Broadcom Corporation (retired)

Independent Director

Director since 2018

Age 61

Other Current Public Boards:

Equifax Inc. (since October 2017)

Key Qualifications and Expertise:

●  Executive leadership and management experience

●  Semiconductor industry leadership

●  Global business, industry and operational experience

●  Innovation, management development and understanding of global challenges and opportunities

●  Public company Board leadership

Scott A. McGregor served as President and Chief Executive Officer and as a member of the board of directors of

Broadcom Corporation, a world leader in wireless connectivity, broadband, automotive and networking infrastructure, from 2005 until the company was acquired by Avago Technologies Limited in 2016. Mr. McGregor joined Broadcom from Philips Semiconductors (now NXP Semiconductors), where he was President and Chief Executive Officer. He previously served in a range of senior management positions at Santa Cruz Operation Inc., Digital Equipment Corporation (now part of HP), Xerox PARC and Microsoft, where he was the architect and development team leader for Windows 1.0. Mr. McGregor currently serves as a member of the board of directors of Equifax Inc. He previously served as a member of the boards of directors of Ingram Micro Inc. and Xactly Corporation.

Applied Materials, Inc.    5

Dennis D. Powell Executive Vice President, Chief Financial Officer, Cisco Systems, Inc. (retired)

Independent Director

Director since 2007

Age 70

Board Committees:

Audit (Chair)

Corporate Governance and Nominating

Investment

Other Current Public Boards:

Intuit, Inc.

Key Qualifications and Expertise:

●  Global financial and executive leadership

●  Accounting principles, financial controls, financial reporting rules and regulations, and audit procedures

●  Mergers and acquisitions

●  Risk management and controls

●  Public company board experience

Dennis D. Powell served as an Executive Advisor at Cisco Systems, Inc., a provider of networking products and services, from February 2008 to September 2010. He served as Cisco’s Chief Financial Officer from May 2003 to February 2008 and, in addition, served as an Executive Vice President from 2007 to 2008 and a Senior Vice President from 2003 to 2007. After joining Cisco in 1997, Mr. Powell also served as Senior Vice President, Corporate Finance and Vice President, Corporate Controller. Before joining Cisco, Mr. Powell worked for 26 years at Coopers & Lybrand LLP, an accounting firm, where he was last a senior partner. Mr. Powell served as a member of the board of directors of VMware, Inc. from 2007 to 2015 and currently serves as a member of the board of directors of Intuit, Inc.

Chairman Emeritus

James C. Morgan became Chairman Emeritus in March 2009, following his retirement as our director and Chairman of the Board. Mr. Morgan spent more than 31 years as a director and employee of Applied, including over 20 years as

Chairman of the Board. Mr. Morgan first joined Applied in 1976 and served as Chief Executive Officer from 1977 to 2003. As Chairman Emeritus, Mr. Morgan does not attend any Board or Committee meetings, has no voting rights and receives no retainer or meeting fees.

6    2018 Proxy Statement

BOARD AND CORPORATE GOVERNANCE PRACTICES

BOARD AND CORPORATE GOVERNANCE PRACTICES

Board Composition and Nominee Considerations

Nominee Skills and Experience

Our director nominees have a wide variety of relevant skills, professional experience and backgrounds, and collectively bring to our Board diverse viewpoints and perspectives that strengthen its ability to represent the long-term interests of shareholders. The chart below illustrates broad categories of skills and expertise that our director nominees offer that we believe contribute to the effective leadership and exercise of oversight responsibilities by the Board.

Diversity. Because diverse backgrounds, experiences and perspectives foster thoughtful and robust discussion and decision-making, our Corporate Governance and Nominating Committee (the “Governance Committee”) and the Board place great value on a diversity of background, skills and viewpoints, gender and ethnicity among the directors when considering potential director candidates and nominees. Among the factors the Governance Committee considers in identifying and evaluating a potential director is the extent to which the candidate would add to the diversity of the Board.

Independence. The Governance Committee also expects each non-employee director to be free of relationships, interests or affiliations that could give rise to conflicts of interest or interfere with the director’s exercise of independent judgment. Applied’s Corporate Governance Guidelines require that a majority of our directors must be independent, and that our Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees must consist solely of independent directors.

Director independence is determined under Nasdaq listing standards and SEC rules. The Board has affirmatively determined that all members of the Board who served during 2017 and all director nominees, other than Mr. Dickerson, our Chief Executive Officer, are independent under applicable Nasdaq listing standards and SEC rules.

Tenure. The Board believes that new ideas and perspectives are critical to a forward-looking and strategic Board, as are the valuable experience and deep understanding of Applied’s business and industries that longer-serving directors offer. Our Governance Guidelines do not impose a tenure limit on Board service, and ongoing Board refreshment has resulted in a balanced range of tenures which ensures both continuity and fresh perspectives among our director nominees.

Although our directors are not typically nominated for re-election after they reach the age of 70, after due consideration, the Board waived this policy with respect to Mr. Powell based on its determination that it would be beneficial to have Mr. Powell continue to serve as director due to his financial and accounting expertise, his deep knowledge of the Company, and his leadership role as Chair of the Audit Committee.

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Our nominees have an average tenure of 6 years, which is lower than the average tenure of other S&P 500 companies, and four of our nominees have been members of the Board for four years or less.

Regular refreshment resulting in average director tenure of 6 years

Board Composition and Refreshment

Identification of New Director Candidates. Identifying and recommending individuals for nomination and election to our Board is a principal responsibility of our Governance Committee, which carries out this function through an ongoing, year-round process.

The Governance Committee regularly considers the size and composition of the Board and assesses whether the composition appropriately aligns with the Company’s evolving business and strategic needs. The focus is on ensuring that the Board is composed of directors who possess a wide variety of relevant skills, professional experience and backgrounds, bring diverse viewpoints and perspectives, and effectively represent the long-term interests of shareholders.

In its consideration of potential director candidates, the Governance Committee reviews the short- and long-term strategies and interests of the Company to determine what current and future skills and experience are required of the Board in exercising its oversight function. Specific search criteria evolve over time to reflect the Company’s dynamic business and strategic needs and the changing composition of the Board, and may focus on such factors as:

●	Operating experience or thought leadership in key markets, industries, technologies or business models that are aligned with the Company’s strategic growth plans;

●	Business or cultural background in regions where the company does significant business;

●	Senior executive leadership and management experience; and

●	Subject matter expertise in such areas as corporate finance and financial reporting, governance, compensation and marketing.

The Governance Committee also considers succession planning in light of anticipated retirements, and for Board and Committee Chair roles, to maintain relevant expertise and depth of experience.

In addition, all director candidates are also expected to possess or demonstrate:

●	Sound judgment, analytical and inquisitive perspective, and practical wisdom;
●	Strategic mindset and engaged and collaborative approach;

●	Independence, personal and professional ethics, integrity and values; and

●	Commitment to representing the long-term interests of Applied’s shareholders.

The Governance Committee may retain a search firm to assist in identifying and evaluating new candidates for director nominees and may also consider referrals from directors, shareholders or other sources. Mr. McGregor, who joined our Board in January 2018, was identified and vetted as a potential candidate by a third-party search firm for consideration by the Governance Committee. The Governance Committee evaluates and interviews potential Board candidates and makes appointment recommendations to the full Board. All members of the Board may interview candidates.

Recent Board Refreshment. As a result of the foregoing process, the Board has added four new directors over the last three years. The appointments of Dr. Chen and Ms. Ma in 2015, Ms. Bruner in 2016, and Mr. McGregor in 2018 have brought valuable and diverse backgrounds and perspectives to the overall composition of the Board:

●	Dr. Chen is an accomplished CEO with technological expertise and extensive experience in technology-enabled and related growth industries around the world.

●	Ms. Ma has a broad financial perspective and a strong technical background, as well as experience in global growth investing, capital markets and mergers and acquisitions.

●	Ms. Bruner is a well-respected former CFO with deep experience in the global high-tech industry and expertise in driving business growth and scale.

●	Mr. McGregor is a former CEO who brings to our Board deep experience in the global semiconductor industry, as well as experience in innovation, management development, and understanding global challenges and opportunities.

8    2018 Proxy Statement

BOARD AND CORPORATE GOVERNANCE PRACTICES

Regular Review of Board Composition that Drives Refreshment

Re-nomination of Directors for Election at Annual Meeting. In considering whether to recommend re-nomination of a director for election at our Annual Meeting, the Governance Committee considers factors such as:

●	The extent to which the director’s skills, qualifications and experience continue to contribute to the success of our Board;

●	Feedback from the annual Board evaluations and individual discussions between each non-employee director and our Chairman;

●	Attendance and participation at, and preparation for, Board and Committee meetings;

●	Shareholder feedback, including the support received by director nominees elected at our 2017 Annual Meeting;

●	Outside board and other affiliations, including any actual or perceived conflicts of interest; and
●	The extent to which the director continues to contribute to the diversity of our Board.

Based on the Governance Committee’s recommendation, the Board selects director nominees and recommends them for election by Applied’s shareholders.

Shareholder Recommendations or Nominations. The evaluation procedures described above apply to all candidates for director nomination, including candidates submitted by shareholders. Shareholders wishing to recommend a candidate for consideration by the Governance Committee should submit the candidate’s name, biographical data and a description of his or her qualifications in light of the criteria listed above to Thomas F. Larkins, Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95052, or by e-mail at corporatesecretary@amat.com.

Shareholders wishing to nominate a director should follow the specific procedures set forth in our Bylaws.

Corporate Governance

Corporate Governance Guidelines

Applied’s Corporate Governance Guidelines establish the governance framework within which the Board conducts its business and fulfills its responsibilities. These guidelines and other important governance materials are available on our website at: http://www.appliedmaterials.com/company/investor-relations/governance-documents.

Applied Materials, Inc.    9

The Board regularly reviews our Corporate Governance Guidelines in light of legal and regulatory requirements, evolving best practices and other developments.

Board Leadership

Our corporate governance framework provides the Board flexibility to determine the appropriate leadership structure for the Company, and whether the roles of Chairman and CEO should be separated or combined. In making this determination, the Board considers many factors, including the needs of the business, the Board’s assessment of its leadership needs from time to time and the best interests of shareholders. If the role of Chairman is filled by a director who does not qualify as an independent director, the Board will designate a Lead Independent Director.

The Board believes that it is currently appropriate to separate the roles of Chairman and CEO. The CEO is responsible for setting our strategic direction and the day-to-day leadership of our business, while the Chairman, along with the rest of our independent directors, ensures that the Board’s time and attention are focused on effective oversight of the matters most critical to Applied. Mr. Iannotti, an independent director, currently serves as the Chairman of the Board. Mr. Iannotti has significant experience and knowledge of Applied, working with two CEOs and different management teams at Applied, and the Board believes that his deep knowledge of the company and industry, as well as his strong leadership and governance experience, enable him to lead the Board effectively and independently.

Board and Committee Evaluations

Our Board recognizes that a thorough, constructive evaluation process enhances our Board’s effectiveness and is an essential element of good corporate governance. Every year, the Governance Committee oversees the design and execution of the evaluation process, which involve assessments of the Board, each standing committee of the Board, and individual directors. Written questionnaires solicit feedback on a range of issues, including Board and Committee structure and composition; meeting process and dynamics; execution of key responsibilities; interaction with management; and information and resources.

Following completion of the written questionnaires, the Chairman meets with each director individually to discuss additional input on these topics and to provide individual feedback. Committee chairs lead a discussion of evaluation results for their respective Committees, and a summary of Board and Committee evaluation results is discussed with the full Board, including suggestions for updating policies and practices per evaluation results. Director suggestions for improvements to evaluation questionnaires and process are considered for incorporation for the following year.

2017 Board Evaluation Process

10    2018 Proxy Statement

BOARD AND CORPORATE GOVERNANCE PRACTICES

Shareholder Rights

In addition to direct engagement through our recurring shareholder engagement program discussed below, Applied has instituted a number of mechanisms that allow shareholders to advance their points of view, including:

Right to Call a Special Meeting. Our Bylaws permit shareholders holding at least 20% of our outstanding shares of common stock to call a special meeting.

Proxy Access. Our Bylaws permit proxy access. Any shareholder (or group of up to 20 shareholders) owning 3% or more of Applied’s common stock continuously for at least three years may nominate up to two individuals or 20% of our Board, whichever is greater, as director candidates for election to the Board, and require us to include such nominees in our annual meeting proxy statement if the shareholders and nominees satisfy the requirements contained in our Bylaws.

Majority Voting. Under our Bylaws, in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “for” his or her election than votes cast “against” his or her election will be elected.

Our Bylaws provide that in the event an incumbent director receives more “against” than “for” votes, he or she shall tender his or her resignation after certification of the shareholder vote. Our Governance Committee, composed entirely of independent directors, will consider the offer of resignation, taking into consideration all factors it deems relevant, and recommend to the Board the action to be taken. The Board must take action on the recommendation within 90 days following certification of the shareholder vote. No director who tenders an offer of resignation may participate in the vote on the Governance Committee’s recommendation or the Board’s determination of whether to accept the resignation offer. Applied will publicly disclose the Board’s decision, including, if applicable, the reasons for rejecting an offer to resign.

Board’s Role in Risk Oversight

Applied’s management has day-to-day responsibility for identifying risks and assessing them in relation to Company strategies and objectives; implementing suitable risk mitigation plans, processes and controls; and appropriately managing risks in a manner that serves the best interests of Applied, its shareholders and other stakeholders.

Applied has implemented an enterprise risk management program (“ERM”), overseen by the Audit Committee, for the purpose of providing an enterprise-wide perspective on Applied’s risks. The risks identified are reported to the Board, which has oversight for risk management, with a focus on the most significant risks facing the Company, including strategic, operational, financial, and legal and compliance risks. The Board in turn delegates oversight responsibility for specific risks to the respective Board Committees in whose area of responsibility and expertise the risks fall. Management reviews the ERM program activities regularly with the Audit Committee and the Board.

Throughout the year, the Board and the Committees review and discuss specific risk topics in greater detail.

●	Our Audit Committee oversees the enterprise risk management program, as well as risks related to financial, regulatory, compliance, cybersecurity and environmental, health and safety matters, and regularly reviews with management, the head of internal audit and the independent accountants the steps taken to monitor and mitigate risk exposures.

●	Our Governance Committee oversees the management of risks related to corporate governance matters, including director independence and Board composition and succession.

●	Our Human Resources and Compensation Committee oversees risks associated with Applied’s compensation policies, plans and practices, organizational talent and culture, and management succession.

Risk Assessment of Compensation Programs. We have assessed our compensation policies, plans and practices, and determined that they do not create risks that are reasonably likely to have a material adverse effect on Applied. To make this determination, our management reviewed our compensation policies, plans and practices, and assessed the following aspects: design, payment methodology, potential payment volatility, relationship to our financial results, length of performance period, risk-mitigating features, performance measures and goals, oversight and controls, and plan features and values compared to market practices. Management reviewed its analysis with the Human Resources and Compensation Committee, which agreed with this determination. Applied also has in place various controls to mitigate risks relating to compensation policies, plans and practices, such as executive stock ownership guidelines and a clawback policy that enables the recovery of certain incentive compensation payments in certain circumstances.

Management Succession Planning

The Board has delegated to the Human Resources and Compensation Committee (“HRCC”) primary responsibility for management succession planning and executive organizational development. The HRCC reviews and advises on management’s succession and development programs for the CEO and other senior executives, with an eye toward ensuring readiness of succession candidates who can assume top management positions without undue interruption. Board members have opportunities throughout the year to engage with members of senior management in a variety of settings, including Board meetings and events, preparatory meetings, analyst meetings and internal and external business and

Applied Materials, Inc.    11

technology conferences. The HRCC and Board also regularly discuss matters related to organizational health and discuss individual executive transitions as the need arises over the course of the year. The Board’s goal is to have a long-term and continuing process for effective senior leadership development and succession and to ensure that there are ready choices available when the time is right.

Shareholder Engagement

We believe that strong corporate governance should include regular engagement with our shareholders to enable us to understand and respond to shareholder concerns.

Our senior management team, including our CEO, CFO and members of our Investor Relations team, maintain regular contact with a broad base of investors, including through quarterly earnings calls, an annual analyst day event, individual meetings and other channels for communication, to understand their concerns. In 2017, senior management participated in over 400 meetings with investors, including more than 200 meetings with the CFO and more than 40 with our CEO.

In addition, we have a robust shareholder outreach program, developed over the last several years, that focuses on compensation and governance issues of interest to our shareholders. The outreach is a recurring, year-round effort, led by a cross-functional team that includes members of our Investor Relations, Global Rewards and Legal departments, which enables us to build meaningful relationships and trust over time with our shareholders. In the fall, we solicit feedback on our executive compensation program, corporate governance and disclosure practices, and sustainability and corporate citizenship initiatives, as well as any matters voted on at our prior annual meeting. After the filing of our proxy statement, we engage again with our shareholders about important topics to be addressed at our annual meeting. Following our annual meeting, we review the results of the meeting and investor input, as well as evaluate emerging trends in corporate governance and other areas. We share input we receive from our shareholders with our Human Resources and Compensation Committee, our Corporate Governance and Nominating Committee, and our Board on an ongoing basis throughout the year.

During 2017, we engaged with a significant cross-section of our shareholder base, including large institutional investors, pension funds, and other investors. We reached out to holders of over 50% of our outstanding shares and spent a significant amount of time discussing key business, Board, governance, executive compensation, and sustainability matters, as well as other topics of interest to our shareholders.

We have sought and considered shareholder feedback in recent years as we have implemented changes to our compensation program design and certain of our corporate governance practices.

Executive Compensation. During the fall of 2016, we conducted extensive shareholder outreach efforts as part of a broad review of our executive compensation program and in response to shareholder input at the time of our 2016 Annual Meeting. We contacted the holders of approximately 43% of

12    2018 Proxy Statement

BOARD AND CORPORATE GOVERNANCE PRACTICES

our outstanding shares, and engaged in active discussions with holders representing 25% of our shares outstanding.

As a result of this program review and shareholder outreach, the Human Resources and Compensation Committee made several changes to the annual bonus program effective beginning in fiscal 2016, and completed a comprehensive redesign of the long-term incentive program effective beginning in fiscal 2017. These changes enhanced alignment with Applied’s strategic priorities and directly reflected the input provided by shareholders.

Proxy Access. In the fall of 2015, we discussed with our shareholders their views on proxy access. Shareholders expressed varying points of view: while some indicated support for proxy access, others expressed concerns about the potential costs and disruption that it could impose without appropriate terms and safeguards. Following these discussions, we amended our Bylaws in December 2015 to implement proxy access with terms that reflected the views expressed by our shareholders.

Special Meeting Right. We engaged in an extensive shareholder outreach effort in the spring of 2015 to discuss the implementation of a shareholder right to call a special meeting. Many shareholders supported implementation of the right at a 20% ownership threshold. As a result of this effort, and after careful consideration of the issue, in December 2015, we amended our Bylaws to permit shareholders holding at least 20% of our outstanding shares of common stock to call a special meeting.

Shareholder Communications

Any shareholder wishing to communicate with any of our directors regarding Applied may write to the director, c/o Thomas F. Larkins, Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1241,

P.O. Box 58039, Santa Clara, CA 95052, or by e-mail at corporatesecretary@amat.com. The Corporate Secretary reviews correspondence directed to the Board and, at the Corporate Secretary’s discretion, forwards items that he deems appropriate for the Board’s consideration. The independent directors of the Board review and approve the shareholder communication process periodically in order to enable an effective method by which shareholders can communicate with the Board.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines to align the interests of our directors and executive officers with those of our shareholders. The guidelines provide that non-employee directors should each own Applied stock with a value of at least five times the annual base retainer for non-employee directors. Applied’s Chief Executive Officer should own Applied stock with a value of at least six times his annual base salary. Each Section 16 officer on the CEO Executive Staff should own Applied stock with a value of at least three times his or her annual base salary. As of December 31, 2017, all of our directors and executive officers had met the stock ownership guidelines.

Standards of Business Conduct

Applied’s Standards of Business Conduct embody our commitment to ethical and legal business practices. The Board expects Applied’s directors, officers and all other members of its workforce to act ethically at all times and to acknowledge their commitment to Applied’s Standards of Business Conduct. The Standards of Business Conduct are available on our website at:

http://www.appliedmaterials.com/company/investor-relations/governance-documents.

Board Meetings and Committees

The Board met five times in fiscal 2017. Each director attended over 75% of all Board and applicable committee meetings held during fiscal 2017. Directors are strongly encouraged to attend the Annual Meeting of Shareholders, and all of the directors serving on our Board at the time attended our 2017 Annual Meeting of Shareholders.

The Board has three principal committees performing the functions required by applicable SEC rules and Nasdaq listing standards to be performed by independent directors: the Audit Committee, the Human Resources and Compensation Committee, and the Corporate Governance and Nominating

Committee. Each of these committees meets regularly and has a written charter approved by the Board that is reviewed annually by the respective committee and by the Board.

In addition, at each regularly-scheduled Board meeting, the Chair of each committee reports on any significant matters addressed by the committee since the last Board meeting. Each director who serves on the Audit Committee, Human Resources and Compensation Committee, or Corporate Governance and Nominating Committee is an independent director under applicable Nasdaq listing standards and SEC rules.

Applied Materials, Inc.    13

Copies of the current charters for the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees can be found on our website at: http://www.appliedmaterials.com/company/investor-relations/governance-documents.

The Board also has a Strategy Committee and an Investment Committee, whose roles and responsibilities are described in Applied’s Corporate Governance Guidelines.

 Audit Committee

Members: Dennis D. Powell, Chair* Judy Bruner* Stephen R. Forrest+ Adrianna C. Ma*

Primary responsibilities:

●  Oversee financial statements, internal control over financial reporting and auditing, accounting and financial reporting processes

●  Oversee the qualifications, independence, performance and engagement of our independent registered public accounting firm

●  Oversee disclosure controls and procedures, and internal audit function

●  Review and pre-approve audit and permissible non-audit services and fees

●  Oversee tax, legal, regulatory and ethical compliance

●  Review and approve related-person transactions

●  Oversee financial-related risks, enterprise risk management program and cybersecurity

Meetings in Fiscal 2017: 12
* Audit Committee Financial Expert + Appointed to Committee in March 2017

 Human Resources and Compensation Committee

Members: Thomas J. Iannotti, Chair Xun (Eric) Chen Alexander A. Karsner

Primary responsibilities:

●  Oversee human resources programs, compensation and employee benefits programs, policies and plans

●  Review and advise on management succession planning and executive organizational development

●  Determine compensation policies for executive officers and employees

●  Review the performance and determine the compensation of executive officers

●  Approve and oversee equity-related incentive plans and executive bonus plans

●  Review compensation policies and practices as they relate to risk management practices

●  Approve the compensation program for Board members

Meetings in Fiscal 2017: 5

 Corporate Governance and Nominating Committee

Members: Judy Bruner, Chair+ Alexander A. Karsner Adrianna C. Ma+ Dennis D. Powell

Primary responsibilities:

●  Oversee the composition, structure and evaluation of the Board and its committees

●  Identify and recommend qualified candidates for election to the Board

●  Establish procedures for director candidate nomination and evaluation

●  Oversee corporate governance policies and practices, including Corporate Governance Guidelines

●  Review and approval of director service on the board of directors of other companies and oversight of director education

●  Review shareholder proposals and recommend to the Board actions to be taken in response to each proposal

●  Review and monitor takeover defenses and takeover defense preparedness to maximize long-term shareholder value

Meetings in Fiscal 2017: 8
+ Appointed to Committee in March 2017

14    2018 Proxy Statement

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

Compensation Program for Directors

We compensate our non-employee directors for their service on the Board with a combination of cash and equity awards. Directors who are employees of Applied do not receive any compensation for their service as directors. In March 2017, the Human Resources and Compensation Committee, comprised solely of independent directors, approved changes to the compensation program for non-employee directors after consideration of market data and based on the recommendation of its independent compensation consultant. These changes, which were effective beginning with the second fiscal quarter of 2017, included:

●	Increasing the annual base retainer from $65,000 to $70,000 and the additional annual retainer for Committee chairs;

●	Increasing the value of annual equity awards from $200,000 to $225,000;

●	Replacing Committee meeting fees with annual retainers for members of the Audit Committee, Human Resources and Compensation Committee, Corporate Governance and Nominating Committee, and Strategy Committee; and

●	Maintaining meeting fees for members of the Investment Committee and other ad-hoc committees that do not meet regularly and increasing the meeting fee for ad-hoc committee chairs.

Prior to these changes, the cash compensation, consisting of annual retainers and committee meeting fees, and the grant date fair market value of annual equity awards for our non-employee directors had not changed since fiscal 2009.

Retainer and Meeting Fees

Each non-employee director currently receives an annual cash retainer for his or her service on the Board, as well as additional cash retainers if he or she serves as the Chairman of the Board, on a committee or as the chair of a committee. Annual retainers are paid quarterly and are prorated based on the director’s service during the fiscal year. The following table sets forth cash compensation for non-employee directors in effect during fiscal 2017.

	Effective through Q1 FY 2017	Effective as of Q2 FY 2017
Annual Base Retainer (prorated and paid quarterly)	$65,000	$70,000
Fee per Committee Meeting Attended	$2,000	$0
Additional Annual Retainers for Committee Service (prorated and paid quarterly):
Audit Committee	$0	$25,000
Human Resources and Compensation Committee	$0	$12,500
Corporate Governance and Nominating Committee	$0	$10,000
Strategy Committee	$0	$10,000
Additional Annual Retainers for Chairman and Committee Chairs (prorated and paid quarterly):
Chairman of the Board	$150,000	$150,000
Audit Committee Chair	$20,000	$25,000
Human Resources and Compensation Committee Chair	$15,000	$20,000
Corporate Governance and Nominating Committee Chair	$10,000	$12,500
Strategy Committee Chair	$10,000	$12,500

In addition, non-employee directors receive $2,000 per meeting for service on the Investment Committee or other ad-hoc committee of which they are a member, or $3,000 per meeting if they are the chair of such a committee. Non-employee directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings, business events on behalf of Applied, and seminars and programs on subjects related to their Board responsibilities.

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Equity Compensation

Initial Grant. Upon initial appointment or election to the Board, a non-employee director receives a grant of restricted stock units with respect to a number of shares of Applied common stock with a fair market value on the date of grant equal to $225,000 (rounded down to the nearest whole share), pro-rated based on the period starting on the day of initial appointment or election and ending on the day of the next scheduled annual meeting of shareholders.

Annual Grant. Each non-employee director elected at an annual meeting receives on that date a non-discretionary grant of restricted stock units with respect to a number of shares of Applied common stock with a fair market value on the date of grant equal to $225,000 (rounded down to the nearest whole share). A non-employee director who is initially appointed or elected to the Board on the day of an annual meeting of shareholders receives only an annual grant. Each of our non-employee directors re-elected at the 2017 Annual Meeting received a grant of 6,019 restricted stock units on that date.

Vesting. Grants made to our non-employee directors vest in full on the earlier of March 1 of the year following the date of grant or the next annual meeting, provided the non-employee director remains on the Board through the scheduled vesting date. Vesting of these grants will be accelerated in full upon a non-employee director’s earlier termination of service on the Board due to disability or death, or upon a change of control of Applied if the director ceases to be a non-employee director (and does not become a member of the board of directors of any successor corporation or its parent). Non-employee directors may elect in advance to defer receipt of vested shares until their termination of service on the Board.

Limit on Awards. Under our amended and restated Employee Stock Incentive Plan, grants of equity awards to any individual non-employee director may not exceed a fair market value totaling more than $400,000 in any fiscal year.

Charitable Matching Contributions

Non-employee directors are eligible to participate in The Applied Materials Foundation Matching Gift Program, under which the Foundation annually will match up to $3,000 of a non-employee director’s donations to eligible non-profit civic, arts, environmental and educational organizations. Non-employee directors are subject to the same maximum matching amount and other terms as those for Applied’s employees.

Director Compensation for Fiscal 2017

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Judy Bruner	108,026	222,643	3,000	333,669
Xun (Eric) Chen	91,625	222,643	2,000	316,268
Aart J. de Geus	92,125	222,643	—	314,768
Stephen R. Forrest	96,390	222,643	—	319,033
Thomas J. Iannotti	202,760	222,643	1,750	427,153
Susan M. James(4)	41,017	—	—	41,017
Alexander A. Karsner	94,669	222,643	2,000	319,312
Adrianna C. Ma	102,956	222,643	—	325,599
Scott A. McGregor(5)	—	—	—	—
Dennis D. Powell	130,750	222,643	—	353,393
Willem P. Roelandts(4)	76,717	—	—	76,717
(1)	Amounts shown do not reflect compensation actually received by the directors. Instead, these amounts represent the grant date fair value of stock awards granted in fiscal 2017 (consisting of 6,019 restricted stock units granted to each continuing director on March 9, 2017), as determined pursuant to FASB Accounting Standards Codification 718 (“ASC 718”). The assumptions used to calculate the value of stock awards are set forth in Note 11 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2017 filed with the SEC on December 15, 2017.
(2)	Each continuing director had 6,019 restricted stock units outstanding at the end of fiscal 2017. In addition, certain directors had restricted stock units that had vested in previous years and for which settlement was deferred until the date of his or her termination of service from the Board, as follows: Mr. Chen, 10,219 units; Ms. Ma, 10,219 units; and Mr. Powell, 57,191 units.
(3)	Amount shown represents The Applied Materials Foundation’s matching contribution of the director’s donations to eligible non-profit organizations.
(4)	The term of office for each of Ms. James and Mr. Roelandts expired upon the election of directors at the 2017 annual meeting of shareholders on March 9, 2017, so they did not receive annual grants in fiscal 2017.
(5)	Mr. McGregor was appointed to the Board in fiscal 2018.

16    2018 Proxy Statement

STOCK OWNERSHIP INFORMATION

STOCK OWNERSHIP INFORMATION

Principal Shareholders

The following table shows the number of shares of our common stock beneficially owned as of December 31, 2017 by each person known by Applied to own 5% or more of our common stock. In general, “beneficial ownership” refers to shares that an entity or individual had the power to vote or the power to dispose of, and shares that such entity or individual had the right to acquire within 60 days after December 31, 2017.

	Shares Beneficially Owned
Name	Number		Percent(1)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	70,920,938	(2)	6.7%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	66,066,425	(3)	6.3%
(1)	Percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by 1,051,802,947 shares of common stock outstanding as of December 31, 2017.
(2)	The amended Schedule 13G filed with the SEC by The Vanguard Group (“Vanguard”) on February 9, 2017 indicates that as of December 31, 2016, Vanguard had sole dispositive power over 69,034,547 shares, shared dispositive power over 1,886,391 shares, sole voting power over 1,701,589 shares, and shared voting power over 209,026 shares.
(3)	The amended Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 19, 2017 indicates that as of December 31, 2016, BlackRock had sole dispositive power over 66,066,425 shares and sole voting power over 55,558,435 shares.

Applied Materials, Inc.    17

Directors and Executive Officers

The following table shows the number of shares of our common stock beneficially owned as of December 31, 2017 by: (1) each director nominee, (2) each NEO and (3) the current directors and executive officers as a group. In general, “beneficial ownership” refers to shares that a director or executive officer had the power to vote or the power to dispose of, and shares that such individual had the right to acquire within 60 days after December 31, 2017.

	Shares Beneficially Owned
Name	Number(1)		Percent(2)
Directors, not including the CEO:
Judy Bruner	10,777	(3)	*
Xun (Eric) Chen	20,389	(4)	*
Aart J. de Geus	137,678	(3)	*
Stephen R. Forrest	75,178	(3)	*
Thomas J. Iannotti	73,178	(3)	*
Alexander A. Karsner	16,238	(3)	*
Adrianna C. Ma	18,815	(4)	*
Scott A. McGregor(5)	—		*
Dennis D. Powell	83,656	(6)	*
Named Executive Officers:
Gary E. Dickerson	2,050,555	(7)	*
Daniel J. Durn	29,810	(8)	*
Robert J. Halliday	254,131		*
Thomas F. Larkins	274,058		*
Omkaram Nalamasu	199,062		*
Ali Salehpour	135,080		*
Current Directors and Executive Officers, as a Group (18 persons)	3,672,686	(9)	*
*	Less than 1%
(1)	Except as subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of their shares of common stock.
(2)	Percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 1,051,802,947 shares of common stock outstanding as of December 31, 2017, plus the number of shares of common stock that such person or group had the right to acquire within 60 days after December 31, 2017.
(3)	Includes 6,019 restricted stock units that are scheduled to vest within 60 days after December 31, 2017.
(4)	Includes (a) 10,278 restricted stock units that have vested and which, pursuant to the director’s election to defer, will be converted to shares of Applied common stock and paid to the director on the date of the director’s termination of service from the Applied Board and (b) 6,019 restricted stock units that are scheduled to vest within 60 days after December 31, 2017.
(5)	Mr. McGregor was appointed to the Board on January 22, 2018. Upon his appointment, he received an automatic grant of 472 restricted stock units that are scheduled to vest within 60 days of December 31, 2017.
(6)	Includes (a) 57,638 restricted stock units that have vested and which, pursuant to Mr. Powell’s election to defer, will be converted to shares of Applied common stock and paid to him on the date of his termination of service from the Applied Board and (b) 6,019 restricted stock units that are scheduled to vest within 60 days after December 31, 2017.
(7)	Includes an option to purchase 1,000,000 shares that is exercisable within 60 days after December 31, 2017.
(8)	Consists of restricted stock units that are scheduled to vest within 60 days after December 31, 2017.
(9)	Includes (a) an option to purchase 1,000,000 shares that is exercisable within 60 days after December 31, 2017, (b) 111,563 restricted stock units that are scheduled to vest within 60 days after December 31, 2017 and (c) 78,194 restricted stock units that have vested and which, pursuant to each director’s election to defer, will be converted to shares of Applied common stock and paid to the director on the date of the director’s termination of service from the Applied Board.

18    2018 Proxy Statement

PROPOSAL 2—APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL 2—APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are asking shareholders to approve, on a non-binding, advisory basis, the compensation of our NEOs, as described in this Proxy Statement. We seek this approval each year. Our annual “say-on-pay” proposals have been supported by our shareholders each year since we began providing this vote in 2011, and received the support of 98% of votes cast in 2017.

Our Board of Directors believes that our compensation policies and practices promote a performance-based culture and align our executives’ interests with those of our shareholders through a strong emphasis on at-risk compensation tied to the achievement of performance objectives and shareholder value. Our executive compensation program is also designed to attract and retain highly-talented executives who are critical to the successful implementation of Applied’s strategic plan.

Pay Aligned with Performance. There is strong alignment between key financial and company performance metrics and the compensation paid to our CEO during the last five fiscal years. See pages 26 and 35 for charts illustrating this alignment.

Significant Portion of CEO Pay Consists of Variable Compensation and Long-Term Incentives. In fiscal 2017, 93% of our CEO’s compensation comprised variable compensation elements, and 75% of his overall compensation was delivered in equity with multi-year vesting. Performance objectives include financial objectives relating to adjusted operating margin, gross margin and earnings per share, as well as strategic and operational objectives, as described on page 32.

Please see the “Compensation Discussion and Analysis” section for further discussion of our executive compensation program and the fiscal 2017 compensation of our NEOs.

We are asking our shareholders to approve the compensation of our NEOs as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the shareholders approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, the Summary Compensation Table, other compensation tables, narrative discussion and related disclosure.”

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, the HRCC and the Board value the opinions of our shareholders, and will consider the results of the vote when making future compensation decisions for our NEOs.

✓	THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR FISCAL YEAR 2017, AS DISCLOSED IN THIS PROXY STATEMENT

Applied Materials, Inc.    19

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Business and Strategy

Applied Materials is the leader in materials engineering solutions used to produce virtually every new chip and advanced display in the world. Our expertise in modifying materials at atomic levels and on an industrial scale enables customers to transform possibilities into reality. At Applied Materials, our innovations make possible the technology shaping the future.

We develop, design, produce and service semiconductor and display equipment for manufacturers that sell into highly competitive and rapidly changing end markets. Our competitive positioning is driven by our ability to identify major materials engineering technology inflections early, and to develop highly differentiated solutions for our customers to enable those technology inflections. Through our broad portfolio of products and technologies, innovation leadership and focused investments in research and development, we are enabling our customers’ success, thereby generating record performance for the company and creating significant value for our shareholders.

Our Performance Highlights

In 2017, we celebrated our 50th anniversary and delivered all-time record revenue, operating profit and earnings per share. Key highlights include:

●	Grew revenue to $14.5 billion in fiscal 2017, up 34% from the prior year, resulting in our second consecutive year of record revenue;

●	Achieved record revenue across all of our segments;

●	Grew operating profit to a new all-time record, resulting in record GAAP EPS of $3.17, up 106% over fiscal 2016, and record non-GAAP adjusted EPS of $3.25, an increase of 86% over fiscal 2016 (see the Appendix for a reconciliation of non-GAAP adjusted measures);

●	Delivered record operating cash flow of over $3.6 billion, equal to 25% of revenue; and

●	Returned $1.6 billion to shareholders through dividends and share repurchases.

Highlights of five-year performance achievements across key financial measures

Non-GAAP adjusted operating margin and non-GAAP adjusted EPS are performance targets under our bonus and long-term incentive plans. See Appendix for non-GAAP reconciliations.

20     2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Key financial highlights for our reporting segments in fiscal 2017 include the following:

●	Semiconductor Systems segment: we delivered record annual revenue of $9.5 billion, up 38% from the prior year.

●	Applied Global Services segment: we grew revenue to a record $3.0 billion, up 17% from fiscal 2016. We accelerated our momentum by introducing new ways to help our customers manage increasing complexity.

●	Display and Adjacent Markets segment: we delivered manufacturing equipment for increasingly larger and more advanced TVs as well as high-resolution mobile displays, growing revenue to a record $1.9 billion, and achieving the highest year-over-year growth of 58% for the company.

Strategic and Operational Highlights

Applied’s strategy is to deliver highly differentiated materials engineering products and services that enable major technology inflections and drive our customers’ success.

In fiscal 2017, we continued to drive profitable growth by executing against our strategy. Key highlights include:

●	Increased our investments in research and development by more than $230 million over fiscal 2016, to almost $1.8 billion, and converted over 90% of our development positions into volume production wins.

●	Delivered strong growth in key areas of our semiconductor equipment business in fiscal 2017 – our process equipment business and our metrology and inspection business delivered all-time record revenues, and our physical vapor deposition (PVD), chemical mechanical polishing (CMP) and thermal products had an especially strong year, driven by the mass adoption of advanced interconnects in logic as well as increasing use of logic-like processes in memory.

●	Made strong gains in patterning and 3D NAND memory, and positioned the company to grow in DRAM as customers transition to new higher performance devices.

●	Built upon Applied’s large installed base of manufacturing systems and drove a 25% increase in the number of tools under comprehensive service agreements; these agreements enable us to generate more value by helping our customers achieve and maintain higher yields, and optimize factory output and operating costs.

●	Ramped a new generation of equipment in our Display business for Gen 10.5 display factories, allowing customers to manufacture larger and more advanced TVs, and established the leading position in thin-film encapsulation, which enables next generation OLED displays for mobile devices.

Chief Financial Officer Transition. In August 2017, we welcomed a new Chief Financial Officer, Daniel J. Durn, who succeeded Robert J. Halliday. Mr. Durn brings significant industry experience and knowledge that will further accelerate our strategy.

Applied Materials, Inc.    21

Stock Price Performance

Our strong strategic and financial performance in fiscal 2017 also resulted in meaningful value creation for our shareholders. As illustrated below, Applied significantly outperformed both our peer group and the S&P 500 Information Technology Index.

FY2013 – FY2017 Total Shareholder Return vs. Key Peers

Key Fiscal 2017 Executive Compensation Highlights

Key compensation decisions for fiscal 2017 include:

Limited Salary Increases for Select NEOs. Two NEOs received modest salary increases from 2016 levels to reflect each officer’s responsibilities.

Annual Bonuses Reflect Strong Company Performance. The average annual bonus payouts to our NEOs was 134% of target bonus, reflecting our strong performance against fiscal 2017 objectives.

Adopted New Long-Term Incentive Program. In response to shareholder feedback as well as a broad review of our executive compensation program in fiscal 2016, the HRCC completed a comprehensive redesign of the long-term incentive program that was effective beginning with fiscal 2017 grants. Key redesign elements included:

●	Performance measurement periods extended from one year to three years;

●	Tighter alignment of performance metrics with our strategic goals; and

●	Re-balanced equity mix to achieve performance alignment and retention goals.

Our new long-term incentive program equity mix establishes a more direct balance between rigorous, performance-based incentives and retention-based incentives, both of which the HRCC believes are critical components of our compensation program. Additionally, new performance measures (non-GAAP adjusted operating margin and wafer fabrication equipment (WFE) market share) consider both our absolute and relative performance, and align with our stated strategic priorities to ensure our management team’s long-term incentives match our long-term goals.

22     2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Summary of Changes to Long-Term Incentive Program

Wholesale Redesign of the Long-Term Incentive Program
∎	In fiscal 2017, the HRCC enacted a wholesale redesign of the long-term incentive program to address shareholder feedback and meet the needs of the evolving business
∎

New equity mix includes performance share units (“PSUs”) to provide rigorous long-term performance alignment and restricted stock units (“RSUs”) to provide a link to shareholder value creation and retention value

∎	PSUs (75% for CEO; 50% for all other NEOs) -- new performance measures:
∎ 3-year average non-GAAP adjusted operating margin
∎ 3-year average WFE market share
∎	RSUs (25% for CEO; 50% for all other NEOs):
∎ 3-year ratable vesting
∎	No performance retesting ability in new PSU design – shares not earned in performance period are forfeited
∎	New PSU metrics have threshold, target and maximum performance levels that can result in payout below, at or above target

Stock Ownership Guidelines. In fiscal 2017, the HRCC approved changes to our stock ownership guidelines to increase the CEO ownership level from 5x to 6x of annual base salary and expanded the applicability of the guidelines (3x of annual base salary) to all Section 16 officers on the CEO Executive Staff.

Applied Materials, Inc.    23

Primary Compensation Elements for Fiscal 2017

The primary elements of our compensation program consist of base salary, annual incentive bonuses and annual long-term incentive awards. Other elements of compensation include a 401(k) savings plan, deferred compensation benefits and other benefits programs that are generally available to all employees. Primary elements of our fiscal 2017 compensation program were as follows:

Element of Pay		Philosophy	Structure

Base Salary (see page 29)	∎	Fixed cash compensation for expected day-to-day responsibilities
	∎	Reviewed annually and adjusted when appropriate, based on scope of responsibility, performance, time in role, experience and competitive market for executive talent

Annual Incentive Bonuses (see page 29)	∎	Variable compensation paid in cash	∎	NEO annual incentives determined through three-step performance measurement process:
∎

Based on performance against
pre-established financial,
operational, strategic and individual
performance measures

Financial and non-financial metrics
provide a comprehensive
assessment of executive
performance

Performance metrics evaluated annually for alignment with strategy and market trends

	∎ ∎			Initial Performance Goal Non-GAAP Adjusted Earnings Per Share
Corporate Scorecard Business and Strategic Goals
Individual Performance Modifier Individual NEO Performance

Long-Term Incentives (see page 35)	∎	Performance share units to establish rigorous long-term performance alignment	∎	Performance share units vest based on achievement of 3-year non-GAAP adjusted operating margin and 3-year wafer fabrication equipment market share goals
	∎	Restricted stock units to provide link to shareholder value creation and retention value	∎	Restricted stock units vest ratably over 3 years

24     2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Pay Mix

In fiscal 2017, a significant portion of our executive compensation consisted of variable compensation and long-term incentives. As illustrated below, 93% of CEO compensation for fiscal 2017 comprised variable compensation elements, and 75% of Mr. Dickerson’s overall compensation was delivered in equity with multi-year vesting.

FY2017 Compensation Mix[1]
CEO	All Other NEOs

1Represents total direct compensation for fiscal 2017; excludes new CFO Daniel J. Durn, who joined Applied in August 2017.

Summary of 2017 Total Direct Compensation

The following table summarizes elements of annual total direct compensation for our NEOs for fiscal 2017, consisting of (1) base salary, (2) annual incentive bonus and (3) annual long-term incentive awards (the grant date fair value of stock awards). This table excludes amounts not considered by the HRCC to be annual total direct compensation that are required by the SEC to be reported in the Summary Compensation Table (see page 41 of this Proxy Statement).

Name and Principal Position	Salary ($)	Annual Incentive Bonus ($)	Annual Long-Term Incentive Award ($)	Total ($)
Gary E. Dickerson President and Chief Executive Officer	1,000,000	2,640,000	10,844,501	14,484,501
Daniel J. Durn(1) Senior Vice President, Chief Financial Officer	138,462	—	2,952,086	3,090,548
Robert J. Halliday Former Senior Vice President, Chief Financial Officer	625,000	1,113,750	4,231,139	5,969,889
Ali Salehpour Senior Vice President, General Manager, Services, Display and Flexible Technologies	591,346	1,060,290	3,868,486	5,520,122
Omkaram Nalamasu Senior Vice President and Chief Technology Officer	484,808	770,770	2,176,031	3,431,609
Thomas F. Larkins Senior Vice President, General Counsel and Corporate Secretary	480,000	702,768	2,176,031	3,358,799
(1)	Mr. Durn joined Applied in August 2017. Amounts for Mr. Durn exclude a sign-on bonus and a new-hire equity award, both of which are reported in the Summary Compensation Table.

Applied Materials, Inc.    25

Alignment of Pay with Performance

The following chart shows the alignment between total shareholder return (“TSR”) and the total direct compensation of our CEO for the last five fiscal years. While TSR has grown significantly over the last four years, our CEO’s total direct compensation has remained relatively flat during that period.

(1)	Total direct compensation consists of annual base salary (annualized for 2013 for Mr. Dickerson, who became our CEO in September 2013), annual incentive bonus and annual long-term incentive award (grant date fair value of annual equity awards for all fiscal years, except for fiscal 2014, which consists of the total amount of cash-settled performance units). Total direct compensation shown above excludes other amounts required by the SEC to be reported in the Summary Compensation Table.
(2)	TSR line illustrates the total shareholder return on our common stock during the period from October 25, 2013 through October 27, 2017, assuming $100 was invested on October 25, 2013 and assuming reinvestment of dividends.

26     2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Other Key Compensation Practices

We are committed to executive compensation practices that drive performance, mitigate risk and align the interests of our leadership team with the interests of our shareholders. Below is a summary of best practices that we have implemented and practices that we avoid because we believe they are not in the best interests of Applied or our shareholders.

WHAT WE DO		WHAT WE DO NOT DO
✓	Pay for Performance – Significant majority of NEO target compensation is performance-based and tied to pre-established performance goals aligned with our short- and long-term objectives.	Ò	No Guaranteed Bonuses – Our annual bonus plans are performance-based and do not include any minimum payment levels.

✓	Mitigation of Risk – Use of varied performance measures in incentive programs mitigates risk that executives will be motivated to pursue results with respect to any one performance measure to the detriment of Applied as a whole.	Ò	No Hedging or Pledging – Our insider trading policy prohibits all NEOs and directors from engaging in hedging or other speculative trading, or pledging their shares.

✓	Compensation Recoupment Policy – Both our annual cash bonus plan and our stock incentive plan contain “clawback” provisions providing for reimbursement of incentive compensation from NEOs in certain circumstances.	Ò	No Perquisites – We do not provide material perquisites or other personal benefits to our NEOs or directors, except in connection with business-related relocation.

✓	Stock Ownership Guidelines – All officers and directors are subject to stock ownership guidelines to align their interests with shareholders’ interests.	Ò	No Dividends on Unvested Equity Awards – We do not pay dividends or dividend equivalents on unvested equity awards.

✓	Double-Trigger Change-in-Control Provisions – Equity awards for all NEOs require a “double-trigger” of both a change-in-control and termination of employment for vesting acceleration benefits to apply.	Ò	No Executive Pensions – We do not offer any executive pension or executive retirement plans.

✓	Annual Say-On-Pay Vote – We seek annual shareholder feedback on our executive compensation program.	Ò	No Tax Gross-Ups – We do not pay tax gross-ups, except in connection with business-related relocation or expatriate assignments.

Applied Materials, Inc.    27

Compensation Governance and Decision-Making Framework

Overview of Compensation Program Philosophy and Governance Framework

Our executive compensation program has three principal objectives:

●	To attract, reward and retain highly-talented executive officers and other key employees;

●	To motivate these individuals to achieve short-term and long-term goals that enhance shareholder value; and

●	To support our core values and culture.

We seek to achieve these objectives by:

●	Providing compensation that is competitive with the practices of other leading, high-technology companies; and

●	Linking rewards to company and individual performance by:

∎	Setting challenging performance goals for executive officers and other key employees;

∎	Balancing retention needs with performance objectives; and

∎	Providing a high proportion of total target compensation in the form of equity incentives to motivate executive officers and key employees to increase long-term value in alignment with shareholders’ interests.

The HRCC uses these principles to determine base salaries, annual incentive bonuses and long-term incentive awards. The HRCC also considers Applied’s business objectives, competitive practices and trends, and corporate considerations, including the affordability of the compensation program.

The HRCC further considers the results of the annual advisory “say-on-pay” vote and shareholder feedback. In response to feedback from our shareholders as well as a broad review of our executive compensation program in 2016, the HRCC made changes to certain elements of the annual incentive bonus program and redesigned the long-term incentive program for fiscal 2017. At our Annual Meeting in 2017, our “say-on-pay” proposal received a substantial majority (98%) of votes cast. The HRCC considered the vote results as strong shareholder support for our executive compensation program.

Fiscal 2017 Peer Group Companies

The HRCC regularly reviews compensation paid by our peer group, which consists of a broad range of high-technology companies whose businesses are similar to ours and with which we typically compete for executive talent, as a reference point for evaluating our compensation program.

For the composition of the fiscal 2017 peer group, we considered companies that met the following criteria: (1) technology companies with manufacturing operations, (2) companies whose revenues were approximately one-third to five times that of Applied, (3) companies with global operations that disclose executive compensation pursuant to SEC rules, (4) companies that compete with us for key talent, and (5) companies that devote significant resources to research and development as a percentage of revenue. Based on this assessment, the HRCC determined to exclude Broadcom Corp., which was part of the 2016 peer group, from the fiscal 2017 peer group due to its acquisition by Avago Technologies in 2016. Each of the other companies in the peer group listed below met most, if not all, of the five screening criteria listed above and continued to be included in the peer group; in addition, several of the companies were among our principal U.S. competitors or top U.S. customers.

Data gathered on the peer group include base salary, bonus, targeted cash compensation, long-term incentive awards and total direct compensation. The HRCC uses this information as a reference point rather than to target a specific percentile for our NEOs. The peer group data is gathered from the sources described in “Role of Compensation Consultant” below.

28    2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The tables below set forth our fiscal 2017 peer group and related information.

Fiscal 2017 Peer Group
Advanced Micro Devices, Inc.	Micron Technology, Inc.
Avago Technologies (renamed Broadcom Ltd.)	Motorola Solutions, Inc.
Cisco Systems, Inc.	NetApp, Inc.
Corning Inc.	NVIDIA Corp.
EMC Corp.	QUALCOMM, Inc.
Intel Corp.	SanDisk Corp.
Juniper Networks, Inc.	Seagate Technology plc
KLA-Tencor Corp.	Texas Instruments Incorporated
Lam Research Corp.	Western Digital Corp.

Applied Materials Positioning Relative to Peers

Components of Total Direct Compensation

Determining Annual Total Direct Compensation

At the beginning of fiscal 2017, the HRCC evaluated each NEO’s annual total direct compensation – consisting of annual base salary, annual incentive bonus and annual long-term incentive award. As part of this annual evaluation, the HRCC considers the NEO’s scope of responsibility, performance, skill set, prior experience and achievements, advancement potential, impact on results and expected future contributions to our business. The HRCC also considers the compensation levels of an executive officer relative to other Applied officers, the need to attract and retain talent, and business conditions, and compensation levels at our peer companies for comparable positions; however, no individual element of compensation is targeted to a peer percentile range. The HRCC uses peer group data as a tool to assess how our executives’ compensation compares to the market rather than as a means to establish specific target compensation levels. Actual pay results vary based on the overall performance of the Company and individual NEO performance, as the largest portion of NEO compensation is performance-based.

Base Salaries

Base salaries and bonus opportunities are designed to attract, motivate, reward and retain executive talent, as well as to align pay with performance. At the beginning of each fiscal year, the HRCC determines each NEO’s targeted total cash compensation (salary and target bonus).

Base salaries are an annual fixed level of cash compensation. At the beginning of fiscal 2017, the HRCC increased Mr. Salehpour’s base salary from $550,000 to $600,000 and Dr. Nalamasu’s from $460,000 to $490,000 to reflect each officer’s performance, role and responsibilities, and retention considerations. The HRCC did not change base salaries for the other NEOs in fiscal 2017. The HRCC determined that continuing base salary amounts from fiscal 2016 for those other NEOs was sufficiently competitive to provide adequate retention value and allowed Applied to continue its focus on weighting cash compensation toward performance-based incentives.

Annual Incentive Bonus Opportunities

Bonus Plan Overview. In fiscal 2017, all of our NEOs participated in the Senior Executive Bonus Plan (the “Bonus Plan”), except for Mr. Durn. Mr. Durn was not eligible to participate in the Bonus Plan for fiscal 2017 due to the timing of his hire two months before the end of the fiscal year. The Bonus Plan is a shareholder-approved bonus program designed to motivate and reward achievement of Applied’s business goals and to attract and retain highly-talented individuals. The annual incentive bonus opportunity for each NEO under the Bonus Plan is directly linked to Applied’s achievement of financial and market performance, operational performance and strategic objectives, in addition to individual performance. Company and individual goals are designed to incentivize management to drive strong operating performance, invest in innovation to drive future growth and create shareholder value. Our Bonus Plan is performance-based and does not include any minimum payment levels. Fiscal 2017 bonuses under this plan are intended to qualify as “performance-based” compensation under Section 162(m).

Determining Target Bonus Amounts. Target bonus amounts for the NEOs are expressed as a percentage of base salary. The HRCC set the annual target bonus amount for each NEO, taking into consideration Mr. Dickerson’s recommendations regarding the annual target bonus amounts

Applied Materials, Inc.    29

for each of the NEOs other than himself. In early fiscal 2017, Mr. Dickerson recommended that, for each NEO, the target bonus amounts remain unchanged from fiscal 2016. In making his recommendations, Mr. Dickerson relied on a variety of factors, including publicly-available data and market survey data, as described above, as well as his assessment of overall economic and business conditions. The HRCC considered these same factors in deciding not to increase Mr. Dickerson’s target bonus.

Assessing Performance and Payout. The determination of fiscal 2017 performance and annual incentive bonuses for our NEOs consisted of three key steps, as illustrated in the diagram below and the following discussion.

The HRCC believes that this multi-step performance framework appropriately emphasizes financial performance, while also providing a mechanism to assess achievement of key business imperatives by individual NEOs

Initial Performance Goal. For fiscal 2017, the HRCC chose non-GAAP adjusted EPS as the initial performance hurdle to establish 162(m) tax deductibility. EPS, an indicator of overall company financial performance, is a measure of profits generated on a per share basis that are available either to reinvest in the business or distribute to shareholders, and has a strong link to share price valuation.

If Applied does not achieve a threshold non-GAAP adjusted EPS of $1.75 for the fiscal year, no bonus is payable. If this threshold is achieved, the maximum bonus that becomes payable for each NEO is the lowest of: (a) $5 million, (b) 3x a corporate bonus pool funding modifier, multiplied by the target bonus, and (c) 3x the target bonus, as a percentage of base salary.

In fiscal 2017, Applied’s non-GAAP adjusted EPS was $3.25, resulting in achievement of the initial performance goal under the Bonus Plan. Adjusted EPS is a non-GAAP measure that excludes certain items from EPS determined in accordance with GAAP (see Appendix for a reconciliation of non-GAAP adjusted EPS). Non-GAAP adjusted EPS does not exclude share-based compensation expenses.

Balanced Corporate Scorecard. If the initial performance goal is achieved, the HRCC then uses the corporate scorecard to evaluate achievement of pre-defined corporate objectives and goals for each NEO and as a primary mechanism to exercise negative discretion from the maximum bonus amount. The scorecard is designed to measure financial and non-financial objectives that are considered by the HRCC to be key drivers

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COMPENSATION DISCUSSION AND ANALYSIS

of the Company’s near-term financial and operational success that will create shareholder value over the longer-term. As in previous years, the fiscal 2017 scorecard measured corporate performance in five broad categories: (1) Financial and Market Performance, (2) Products and Growth, (3) Execution, (4) Customers, Field and Service and

(5) People and Organization. These categories align with and support the Company’s strategy of strengthening our materials engineering capabilities to enable major technology inflections for our customers and positioning Applied for sustainable growth to support long-term value creation for its shareholders.

Scorecard Category	Link to Company Strategy and Performance
Financial and Market Performance	Financial, market share and TSR goals align with a focus on delivering sustainable performance that increases shareholder value
Products and Growth	Reinforces strategy of developing new and differentiated products and services, and positioning Applied and its products for future revenue and market share growth
Execution	Incentivizes increased efficiency in operational process, product development success and quality and safety performance
Customers, Field and Service	Promotes focus on driving customer loyalty relative to competitors’ achievements and improving growth and efficiency at key accounts
People and Organization	Drives focus on greater employee engagement to promote hiring, retention and development of key talent

NEO Objectives and Weightings. Each NEO was assigned individualized weightings for all measures other than the Financial and Market Performance measures (which were weighted at 50% for all NEOs), to reflect the relative impact and contributions of that NEO and his business or organizational unit to Applied’s overall performance with respect to a particular measure. The corporate scorecard objectives and weightings were the same for Mr. Dickerson and Mr. Halliday. All other NEOs shared these objectives, but each had different weightings as set forth in the table below.

Goal Setting and Measurement. At the beginning of the fiscal year, the HRCC reviewed objectives, goals and weightings initially proposed by management, provided input and made adjustments, and approved the final corporate scorecard and individual weightings for each NEO. Progress towards achieving the corporate scorecard objectives was evaluated and tracked quarterly during the fiscal year. Scores were awarded for each metric under the scorecard based on the degree to which the pre-determined goals for that metric were achieved. Performance hurdles were set to measure achievement at 0, 0.5, 1.0, 1.5 and 2.0 levels, with a score of 1.0 indicating performance that met expectations and scores over 1.0 indicating extraordinary achievement. At the end of the fiscal year, scores were calculated based on actual performance against objectives and were presented to the HRCC to review, adjust and approve.

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The following table details fiscal 2017 corporate scorecard objectives, their relative weightings for each NEO who participated in the Bonus Plan, the achievements based on performance against objectives and the resulting scores, as approved by the HRCC (see Appendix for non-GAAP reconciliations).

	Weightings
Objectives	Dickerson and Halliday	Salehpour	Nalamasu	Larkins	Achievements	Score
Financial and Market Performance	50.0%	50.0%	50.0%	50.0%
● Grow wafer fabrication equipment (measured by Gartner) and Display market share					● Estimating 22% of wafer fabrication equipment market share in calendar 2017 and ~70% share gains in Display equipment served available market	0.6	(1)
● Achieve gross margin targets (gross margin reported externally)					● Achieved 46.1% non-GAAP adjusted gross margin	1.5
● Achieve adjusted operating margin goal (operating margin reported externally)					● Achieved 27.9% non-GAAP adjusted operating margin	1.5
● Achieve TSR target relative to peers					● Achieved targeted TSR performance in semiconductor equipment peer group	1.0
Products and Growth	15.0%	19.0%	32.0%	15.0%
● Win development tool of record and production tool of record positions at key Semiconductor Systems and Display customers					● Exceeded target number of development tool of record and production tool of record positions	1.7	(1)
● Grow service revenue and number of tools under service contracts					● Increased net tools under service agreements in line with annual target	1.0
● Develop organic growth pipeline to deliver targeted incremental fiscal 2019 revenue in new and adjacent markets					● Developed pipeline to deliver risk-adjusted 2019 revenues in excess of published financial model	1.5
Execution	15.0%	15.0%	8.0%	15.0%
● Reduce order-to-cash cycle time per plan					● Achieved below targeted order-to-cash cycle time	0.5
● Improve product success rate and commercialization of winning products					● Implemented “Winning Team” best practices for top 12 programs; developed Capability Maturing Model and assessment plan for Product Development Engine and achieved a winning ROI assessment for 70% of the programs	1.0
● Improve operational, quality and safety performance					● Successfully drove improvements in on time delivery, materials cost and safety	1.1	(1)
Customer, Field and Service	10.0%	10.0%	0.0%	10.0%
● Achieve 5 growth and efficiency metrics at 8 key accounts					● Achieved targeted growth and efficiency metrics at key accounts	1.0
● Improve win rate of prioritized opportunities by customer					● Exceeded targets for prioritized opportunities	1.5
People and Organization	10.0%	6.0%	10.0%	10.0%
● Improve priority practices and overall employee engagement score relative to 2016 OHI survey results, measured by survey administered by McKinsey					● Increased priority practices scores on average of 3.6 points and overall employee engagement score by 2.7 points	1.5
● Implement next phase of employee development and training strategies					● Updated integrated training curriculum and trained over 90% of the targeted population	2.0

Goals tied to objective and quantifiable metrics

(1) Reflects weighted average of the scores of multiple underlying goals.

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Individual Performance Factor. The HRCC also considered the individual performance of each NEO as indicated by that NEO’s individual performance factor (“IPF”). The IPF applied only if the initial performance goal and at least some of the corporate scorecard objectives were achieved. The IPF modified the initial bonus amount as determined based on achievement against the corporate scorecard objectives. The IPF modifier ranges from 0 to 1.5.

The HRCC determined the IPFs for all NEOs. Mr. Dickerson’s IPF was based on the HRCC’s year-end assessment of his leadership and the Company’s overall performance during the year. The HRCC determined the IPF for each other NEO taking into consideration Mr. Dickerson’s recommendation, which included his assessment of the achievement of strategic, financial, operational and organizational performance goals specific to the business or organizational unit for which the NEO was responsible, as well as the NEO’s leadership skills and current and expected contributions to the business. For fiscal 2017, the HRCC assigned each NEO an IPF of 1.10.

The following table shows the highlights of each NEO’s performance in fiscal 2017 that the HRCC considered in determining their respective IPFs.

NEO	Fiscal 2017 Individual Performance Highlights
Dickerson	●	Delivered all-time record-high revenue and operating profit, representing a year-over-year increase of more than 30% and 70%, respectively
	●	Made strategic investments to create long-term sustainable profitable growth across the company and position Applied to capitalize on major technology inflections
Halliday	●	Executed tax strategy to optimize tax rate and cash management
	●	Raised $2.2 billion in debt capital to support financial flexibility
	●	Successfully transitioned Mr. Durn into the Chief Financial Officer role
Salehpour	●	Delivered all-time record Applied Global Services (AGS) revenues of $3.0 billion
	●	Delivered record revenues in Display of $1.9 billion
	●	Won more than 85% of targeted applications in Display
Nalamasu	●	Delivered more than 10 new ideation programs and progressed 7 existing ideation programs to incubation
	●	Secured external funding for R&D programs and executed targeted number of Applied Ventures deals to provide strategic insight into new and adjacent markets
Larkins	●	Developed and implemented global IP protection model
	●	Addressed highly complex legal matters with successful resolution

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Actual Bonus Payouts. The NEOs’ performance against corporate scorecard goals and IPF ratings resulted in an average bonus payout of 1.34 of target bonus. The diagram below shows the results for each of the three key steps in determining the NEOs’ fiscal 2017 annual incentive bonuses.

Fiscal 2017 Annual Incentive Calculation

Performance Measures	Fiscal 2017 Achievement

∎ Fiscal 2017 non-GAAP adjusted EPS of $1.75	✓ Achieved non-GAAP adjusted EPS of $3.25

∎ Strong performance on core objectives: – Financial and Market Performance – Products and Growth – Execution – Customer, Field and Service – People and Organization	✓ NEO scorecard results achieved in a range from 1.19 to 1.30 based on individual weightings

∎ Strong NEO performance against personal objectives and individual contribution to business performance	✓ IPF achieved at 1.10 for all NEOs

Average NEO bonus, as multiple of target: 1.34

The following table shows for each NEO: (1) the maximum amount payable under the Bonus Plan, (2) the target bonus amounts expressed as a percentage of base salary, (3) the target bonus expressed as a dollar amount and (4) the actual fiscal 2017 bonus amount approved by the HRCC and paid to the NEO.

NEO	(1) Maximum Bonus Payable ($)	(2) Target Bonus as a Percentage of Base Salary (%)	(3) Target Bonus ($)	(4) Actual Bonus ($)
Dickerson	$5,000,000	200%	$2,000,000	$2,640,000
Durn	—	—	—	—
Halliday	$2,531,250	135%	$843,750	$1,113,750
Salehpour	$2,430,000	135%	$810,000	$1,060,290
Nalamasu	$1,617,000	110%	$539,000	$770,770
Larkins	$1,584,000	110%	$528,000	$702,768

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COMPENSATION DISCUSSION AND ANALYSIS

Pay and Performance Alignment. Our process for determining annual bonus awards has resulted in strong pay and performance alignment. The chart below illustrates the rigor of our scorecard and alignment between the actual annual bonus awards for our CEO and our non-GAAP adjusted EPS achievements.

CEO Actual Annual Bonus vs. Earnings Per Share

Non-GAAP adjusted EPS is a performance target under our bonus plan. See Appendix for non-GAAP reconciliations.

Long-Term Incentives

Overview. Applied’s long-term incentive compensation program is intended to help (1) achieve our business objectives, (2) attract, motivate and retain key talent, and (3) align our executives’ interests with shareholders’ interests to maximize long-term shareholder value.

Timing of Awards. The HRCC grants equity and other long-term incentive awards to NEOs under our shareholder-approved Employee Stock Incentive Plan (the “Stock Plan”). The HRCC has not granted, nor does it intend to grant, equity awards in anticipation of the release of material, nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, Applied has not timed, nor does it intend to time, the release of material, nonpublic information based on equity award grant dates.

Fiscal 2017 Equity Awards

The HRCC oversaw a comprehensive review of our compensation programs in 2016 to ensure that they continue to align our management team with the interests of our shareholders, incentivize actions that will drive profitable growth, and attract and retain top talent in a highly competitive industry. As a result of this review, and feedback received from our shareholders, the HRCC approved changes to our long-term incentive program with the goals of increasing differentiation for high performance, balancing long-term and short-term incentives, and simplifying our long-term incentive plan.

Beginning in fiscal 2017, the long-term incentive awards for NEOs consist of two forms of equity: performance share units (“PSUs”) and restricted stock units (“RSUs”). The target mix of the awards consists of 75% PSUs and 25% RSUs for the CEO and 50% PSUs and 50% RSUs for the other NEOs.

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The HRCC believes that this new long-term incentive structure establishes a closer direct link to long-term company performance through the PSUs and will also provide a crucial retention value through the RSUs.

CEO LTI Vehicle Mix	All Other NEO LTI Vehicle Mix

For fiscal 2017, in December 2016, the HRCC granted the number of PSUs and RSUs listed in the below table to our NEOs. Mr. Durn is not included in the table below as he received his awards at the time he joined in Applied in August 2017.

NEO	Total Value of Awards(1) ($)	Equivalent Target Number of PSUs(2)	Equivalent Number of RSUs(2)
Dickerson	$11,250,000	280,316	93,439
Halliday	$4,375,000	72,675	72,675
Salehpour	$4,000,000	66,446	66,446
Nalamasu	$2,250,000	37,376	37,376
Larkins	$2,250,000	37,376	37,376
(1)	Value of awards is based on Applied’s stock price on the grant date. Amounts shown in the “Stock Awards” column of the Summary Compensation Table represent grant date fair value determined pursuant to Accounting Standards Codification 718.
(2)	Number of shares calculated by dividing value of awards by $30.10, the closing price of Applied stock on December 1, 2016, the grant date.

Size of Performance-Based Equity Awards. In determining the size of the awards, the HRCC considered each NEO’s award as a component of his total direct compensation. Target fiscal 2017 long-term equity awards were determined in light of each NEO’s scope of responsibility, performance, impact on results and expected future contributions to our business, compensation levels relative to other Applied officers, the wholesale changes made to the long-term incentive program and establishment of three-year performance goals, the need to attract and retain talent, and business conditions. In addition, the fiscal 2017 target grant sizes provided sufficient performance-based equity incentives to align compensation with the long-term interests of our shareholders, were in line with market norms for the NEOs’ respective roles and were sufficient to provide incentive for them.

Performance Share Units. The long-term incentive program was entirely redesigned to provide for longer performance measurement periods and alignment of performance metrics with our strategic goals. The PSUs will vest three years from the grant date based on achievement of average non-GAAP adjusted operating margin for fiscal 2017 through fiscal 2019 and average WFE market share goals for calendar years 2016 through 2018, with equal weighting given to each metric.

The number of PSUs that may vest is based on the achievement of threshold, target or maximum levels of each metric and may range from 50% to 200% of the target number of shares, as set forth below.

Achievement Level	Percentage of Shares That May Vest
Threshold	50%
Target	100%
Maximum	200%

If the threshold level is not achieved, then no shares will vest. If achievement falls between threshold, target or maximum levels, the portion of the award that may vest will be determined based on straight-line interpolation.

In setting goals for the PSUs, the HRCC considered Applied’s historical results and relative performance, and established goals that are aligned with Applied’s financial and strategic objectives and will require significant effort to achieve the maximum level.

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COMPENSATION DISCUSSION AND ANALYSIS

Restricted Stock Units. The RSU awards are scheduled to vest ratably over three years, providing a link to shareholder value creation and maintaining retention value.

New CFO Equity Awards and Compensation Package. In connection with Mr. Durn’s hire, the HRCC granted him the following equity awards 30 days after his start date: (1) new-hire RSUs with a value of $2,500,000, scheduled to vest ratably over three years and subject to acceleration of vesting in the event that Applied terminates Mr. Durn without cause before February 2020; (2) PSUs with a target value of $1,500,000, scheduled to vest in December 2019, subject to achievement of the same goals as the fiscal 2017 PSU awards for our other NEOs – three-year average WFE share and three-year average non-GAAP adjusted operating margin goals; and (3) RSUs with a value of $1,500,000, scheduled to vest in three equal installments through 2019. The number of RSUs or PSUs granted was determined by dividing the stated value of the award by $44.73, the closing price of Applied stock on September 6, 2017, the grant date.

In addition, Mr. Durn’s new-hire compensation included an initial annual base salary of $600,000 and a target bonus of 110% of his base salary under the Bonus Plan beginning in fiscal year 2018. As Mr. Durn’s employment occurred after the eligibility date for a 2017 bonus award under the Bonus Plan, he was awarded a special bonus of $250,000 to be paid six months following his start date, subject to continued employment. Mr. Durn also received a $500,000 sign-on bonus 30 days after his start date. In the event that Mr. Durn resigns or Applied terminates his employment for cause prior to the completion of 24 months of service, Mr. Durn is obligated to repay the full amount of the sign-on bonus, less any amounts withheld by Applied for taxes. Mr. Durn also received relocation benefits under Applied’s standard relocation policy.

In developing a compensation package for Mr. Durn, the HRCC considered his experience and expected future contributions to Applied, as well as compensation levels at our peer companies for the CFO position. The HRCC also considered the associated one-time costs of replacing compensation value that Mr. Durn forfeited by leaving his previous employer.

Role and Authority of the Human Resources and Compensation Committee

The HRCC has a written charter approved by the Board that specifies the HRCC’s duties and responsibilities, which is available on our website at: http://www.appliedmaterials.com/company/investor-relations/governance-documents. In accordance with its charter, the HRCC oversees our programs that foster executive and employee development and retention, with emphasis on leadership development, management capabilities and succession plans. The HRCC also determines executive and director compensation, and oversees significant employee benefits programs, policies and plans.

Each member of the HRCC has been determined to be independent under Nasdaq, SEC and Internal Revenue Code rules. The HRCC may delegate any of its responsibilities to subcommittees. See “Board Meetings and Committees” for more information about the HRCC.

Role of Compensation Consultant

The HRCC has the authority to engage independent advisors to assist it in carrying out its responsibilities. During 2017, the HRCC determined that, since it had engaged Semler Brossy Consulting Group (“Semler Brossy”) as independent compensation consultant since 2008, it was appropriate to initiate a request for proposal (“RFP”) process for independent compensation consultant services. The purpose of the RFP was to ensure that the HRCC continues to receive comprehensive, expert consultant services and recommendations that reinforce the Company’s business strategy. Our current consultant, Semler Brossy, was invited to respond to the RFP, as were several other companies which provide independent compensation consultant services. After a thorough interview process with the candidates, the HRCC renewed its engagement with Semler Brossy for independent compensation consultant services in 2017.

Semler Brossy, who reports directly to the HRCC and not to management, is independent from Applied, has not provided any services to Applied other than to the HRCC and receives compensation from Applied only for services provided to the HRCC. The HRCC assessed the independence of Semler Brossy pursuant to SEC rules and concluded that the work of Semler Brossy for the HRCC has not raised any conflict of interest.

Semler Brossy reviews and advises on all principal aspects of the executive compensation program. Its main responsibilities are as follows:

●	Advise on alignment of pay and performance;

●	Review and advise on executive total compensation, including base salaries, short- and long-term incentives, associated performance goals, and retention and severance arrangements;

●	Advise on trends in executive compensation;

●	Provide recommendations regarding the composition of our peer group;

●	Analyze peer group proxy statements, compensation survey data and other publicly available data; and

●	Perform any special projects requested by the HRCC.

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The HRCC typically asks Semler Brossy to attend the HRCC’s meetings, including executive sessions at which management is not present. Semler Brossy communicates regularly with the HRCC Chair outside of committee meetings and also meets with management to gather information and review proposals.

Role of Executive Officers and Management in Compensation Decisions

For fiscal 2017, the HRCC invited Mr. Dickerson (as CEO) and other executives, including the heads of Global Human Resources and Global Rewards, to attend its meetings. The

HRCC also regularly held executive sessions without management present. The CEO, together with the HRCC, assesses the performance of our NEOs and other executive officers. The CEO presents to the HRCC his evaluation of each executive officer’s performance over the past year and makes recommendations to the HRCC regarding base salaries, bonus targets and actual payments, performance goals and weightings, and long-term incentive awards for executive officers. The HRCC considers these recommendations in making its final determinations, in addition to considering input from Semler Brossy. The HRCC discusses the CEO’s proposed compensation and makes final decisions regarding the CEO’s compensation when he is not present.

Additional Compensation Programs and Policies

Deferred Compensation Plan

Our 2016 Deferred Compensation Plan (the “DCP”) allows our NEOs and other eligible employees to voluntarily defer on a pre-tax basis a portion of their eligible earnings. We do not provide matching or other employer contributions under this plan. Deferrals made prior to October 2015 under the DCP are credited with deemed interest and are subject to the distribution rules in place prior to the plan amendment in October 2015. Beginning in fiscal 2016, participants are permitted to notionally invest new deferrals in certain investment options newly available under the plan. Additionally, for new deferrals, the DCP provides new distribution rules for in-service distributions and upon a qualifying separation from service, disability and change in control. See “Nonqualified Deferred Compensation” below for more information about the DCP.

Retirement Benefits under the 401(k) Plan and Generally Available Benefits Programs

During fiscal 2017, all full-time and part-time (working 20 or more hours a week) U.S. employees, including the NEOs, were eligible to participate in Applied’s 401(k) plan, a tax-qualified retirement plan. Eligible Applied 401(k) plan participants receive matching contributions from Applied. Other than the 401(k) plan, we do not provide defined benefit pension plans or defined contribution retirement plans to the NEOs or other employees, except as required in certain countries outside the U.S. for legal or competitive reasons. Applied offers a number of other benefits programs to a broad base of eligible employees, including a tax-qualified employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability plans, life and accidental death and dismemberment plans, health and dependent care flexible spending accounts, business travel insurance, wellness programs, educational assistance, employee assistance program and certain other country- specific benefits.

Applied annually benchmarks its overall benefits programs, including the 401(k) plan, against those of our peers. Applied’s overall broad-based benefits programs are at approximately the market median, which the HRCC believes allows us to remain competitive in attracting and retaining talent.

The benefits provided under the programs discussed above are not considered by the HRCC in determining an individual NEO’s total compensation.

Relocation Program

Applied maintains a relocation program that is consistent with current practices among global companies. The program is available to all eligible employees. Applied provides competitive relocation benefits to ensure it can fill positions critical to its business needs and provide career development opportunities for high-potential employees. Benefits for employees on international assignment include reimbursement on an after-tax basis for housing and transportation allowances and living and travel expense reimbursements. Benefits also include tax equalization that is intended to put employees who relocate in service to Applied in the same position, from a tax-liability perspective, that they would be in if they were still located in the U.S.

In 2014, the Board requested that Mr. Dickerson relocate full-time to Japan to continue leading critical efforts toward the then-anticipated completion of a proposed business combination with Tokyo Electron.

Board Rationale for Relocation. Recognizing the complexity of a U.S.-Japanese merger, including both geographic and cultural differences, the Board felt strongly that to effect a smooth business combination and increase the likelihood of achieving forecasted business benefits of the merger, it was critical to have senior leadership presence from Applied on the ground in Japan to work closely with Tokyo Electron during the regulatory review period. The Board considered and determined that the anticipated cost savings that would be generated from the merger would significantly outweigh

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COMPENSATION DISCUSSION AND ANALYSIS

the expenses to relocate our senior management to Japan. At the Board’s request, Mr. Dickerson relocated with his family to Japan in August 2014.

Relocation Benefits. In accordance with our relocation program, the HRCC approved relocation benefits for Mr. Dickerson, which are reported in the Summary Compensation Table. The relocation benefits were provided to Mr. Dickerson under the relocation program that is available to all employees on global assignment. These benefits included housing, transportation and moving expenses, a cost of living adjustment, education expense reimbursements, relocation allowance, amounts for taxes incurred in connection with the relocation, as well as tax equalization for the incremental tax-liability resulting from his relocation to Japan in service of Applied. Tax equalization ensures that the tax costs incurred by Mr. Dickerson on the international assignment be equivalent to what the tax costs would have been had he remained in the U.S. Tax payments were not paid to Mr. Dickerson but were paid directly to the appropriate tax authorities. While the amounts of the relocation benefits are attributed to Mr. Dickerson in the Summary Compensation Table, they did not provide any additional compensation to him and are not part of his ongoing pay.

Disclosure and Payment Timing. Although Mr. Dickerson relocated to Japan for part of 2014 and 2015, the timing and disclosure of relocation payments extend beyond this period. Mr. Dickerson is subject to income taxes in Japan on income earned for the period of time of his international assignment, including continuing Japanese tax liabilities related to his equity awards. Japan assesses income tax on compensation earned while an individual is resident in Japan. Performance shares are deemed earned over the period during which they vest and stock options are deemed earned from grant to exercise. Mr. Dickerson has outstanding equity awards that he earned during the period of his international assignment in Japan. Applied, in connection with providing tax equalization benefits to Mr. Dickerson under the relocation program, will be responsible for incremental taxes on the equity awards as they continue to vest through fiscal 2019.

Stock Ownership Guidelines

We have stock ownership guidelines to help align the interests of our NEOs with those of our shareholders. In fiscal 2017, the HRCC approved changes to our stock ownership guidelines to increase the CEO ownership level from 5x to 6x of his annual base salary and apply the guidelines to all Section 16 officers on the CEO Executive Staff. The guidelines provide that officers should meet the following ownership levels in Applied common stock:

Position	Ownership Level
CEO	6x base salary
Other Officers	3x base salary

As of December 31, 2017, all NEOs had met the stock ownership guidelines.

Hedging and Pledging Prohibitions

Applied has an insider trading policy that, among other things, prohibits our NEOs from engaging in hedging or other speculative transactions relating to Applied shares, or pledging their Applied shares.

Clawback Policy

We have a “clawback” policy that allows the Board to require reimbursement of incentive compensation from an executive officer in the event intentional misconduct by the officer is determined to be the primary cause of a material negative restatement of Applied’s financial results. The compensation that may be recovered is the after-tax portion of any bonus paid to, and any performance-based equity awards earned by, the NEO within the 12 months after filing of the financial statements, if the compensation would not have been paid to the NEO had Applied’s financial results been reported properly. The policy applies to financial statements filed in a rolling three-year, look-back period. This clawback policy is in addition to any policies or recovery rights that are required under applicable laws, including the Sarbanes-Oxley Act and the Dodd-Frank Act.

Tax Deductibility

Section 162(m) of the Internal Revenue Code, as amended by the recently-exacted Tax Cuts and Jobs Act, restricts deductibility for federal income tax purposes of annual individual compensation in excess of $1 million to the NEOs, effective for tax years beginning after 2017, subject to a transition rule for written binding contracts which were in effect on November 2, 2017, and which were not modified in any material respect on or after such date. In the past, Section 162(m)’s deductibility limitation was subject to an exception for compensation that qualified as ‘performance-based’. Our compensation programs were designed to permit Applied to qualify for the performance-based exception, although the Company reserved the right to pay compensation that did not qualify as ‘performance-based’. While the HRCC has considered the deductibility of compensation as a factor in making compensation decisions, it has retained the flexibility to provide compensation that is consistent with the Company’s goals for its executive compensation program, even if such compensation would not be fully tax-deductible. The HRCC is continuing to assess the impact of Section 162(m) of the Code, as amended, on our compensation programs.

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HUMAN RESOURCES AND

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Human Resources and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2017. Based on the review and discussions, the Human Resources and Compensation

Committee recommended to the Board that the Compensation Discussion and Analysis be included in Applied’s Proxy Statement for its 2018 Annual Meeting of Shareholders.

This report is submitted by the Human Resources and Compensation Committee.

Thomas J. Iannotti (Chair)

Xun (Eric) Chen

Alexander A. Karsner

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal 2017, 2016 and 2015

The following table shows compensation information for fiscal 2017, 2016 and 2015 for our NEOs.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)
Gary E. Dickerson President and Chief Executive Officer	2017 2016 2015	1,000,000 1,019,231 995,385	— — —	10,844,501 11,111,985 10,818,374	2,640,000 2,449,440 2,090,000	838,204 5,099,766 4,189,049	(5) (6)	15,322,705 19,680,422 18,092,808
Daniel J. Durn(7) Senior Vice President, Chief Financial Officer	2017 2016 2015	138,462 — —	500,000 — —	5,421,909 — —	— — —	411,239 — —	(8)	6,471,610 — —
Robert J. Halliday(9) Former Senior Vice President, Chief Financial Officer	2017 2016 2015	625,000 637,019 613,462	— 2,203,125 —	4,231,139 4,321,318 4,207,134	1,113,750 1,033,358 961,875	12,705 25,818 41,082	(10)	5,982,594 8,220,638 5,823,553
Ali Salehpour Senior Vice President, General Manager, Services, Display and Flexible Technologies	2017 2016 2015	591,346 560,577 550,000	— 1,732,500 —	3,868,486 3,086,656 3,005,095	1,060,290 882,651 846,450	12,058 9,230 12,815	(11)	5,532,180 6,271,614 4,414,360
Omkaram Nalamasu Senior Vice President, Chief Technology Officer	2017 2016 2015	484,808 468,846 460,000	— 1,380,000 —	2,176,031 2,160,671 2,103,581	770,770 622,659 430,100	12,323 12,841 15,046	(12)	3,443,932 4,645,017 3,008,727
Thomas F. Larkins Senior Vice President, General Counsel and Corporate Secretary	2017 2016 2015	480,000 489,231 480,000	— 1,512,000 —	2,176,031 1,975,455 2,103,581	702,768 640,494 476,520	12,899 12,847 12,808	(13)	3,371,698 4,630,027 3,072,909
(1)	Applied’s fiscal 2016 contained 53 weeks, and fiscal 2017 and 2015 each contained 52 weeks. Amounts shown reflect salaries for services rendered for the number of weeks in the respective fiscal years.
(2)	Amount shown for Mr. Durn is a new-hire bonus of $500,000, which is subject to repayment by Mr. Durn if he resigns or his employment is terminated by Applied for cause within two years of his hire. Amount shown for fiscal 2016 for each other NEO is a retention bonus paid to the applicable NEO in the beginning of fiscal 2016, six months after the termination of a proposed business combination with Tokyo Electron, pursuant to the terms of the NEO’s amended and restated retention agreement.
(3)	Amounts shown do not reflect compensation actually received by the executive officer. Instead, the amounts reported represent the aggregate grant date fair value of target stock awards granted in the respective fiscal years, as determined pursuant to ASC 718 (but excluding the effect of estimated forfeitures for performance-based awards). For fiscal 2017, the grant date fair value of maximum number of stock awards for each NEO is as follows: Mr. Dickerson: $18,951,240; Mr. Durn: $6,892,083; Mr. Halliday: $6,332,900; Mr. Salehpour: $5,790,104; Dr. Nalamasu: $3,256,945; and Mr. Larkins: $3,256,945. See “Fiscal 2017 Equity Awards” on page 35 for more information regarding the stock awards. The assumptions used to calculate the value of awards are set forth in Note 11 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2017 filed with the SEC on December 15, 2017.
(4)	Amounts consist of bonuses earned under the Senior Executive Bonus Plan for services rendered in the respective fiscal years.
(5)	Amount includes Applied’s matching contribution of $12,150 under the tax-qualified 401(k) Plan, Applied’s payment on behalf of Mr. Dickerson of $780 in term life insurance premiums and a payment of $1,125 under Applied’s Patent Incentive Award Program. Amount also includes $34,226 paid by Applied on behalf of Mr. Dickerson for tax consultation, $254,131 for taxes incurred and $535,792 of tax equalization payments for Japanese tax liabilities and taxes incurred as a result of these payments made under Applied’s relocation program in connection with Mr. Dickerson’s international assignment in Japan in contemplation of the closing of a proposed business combination with Tokyo Electron. Tax equalization ensures that the tax costs incurred by Mr. Dickerson on the international assignment are equivalent to what the tax costs would have been had he remained in the U.S. The tax equalization amounts were not paid to Mr. Dickerson but were paid directly to the appropriate tax authorities. See “Relocation Program” on page 38 for more information regarding Mr. Dickerson’s international assignment.
(6)	Amount includes (a) Applied’s matching contribution of $11,925 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Mr. Dickerson of $960 in term life insurance premiums and (c) a payment of $875 under Applied’s Patent Incentive Award Program. Amount also includes payments made under Applied’s relocation program in connection with Mr. Dickerson’s international assignment in Japan in contemplation of the closing of a proposed business combination with Tokyo Electron and his repatriation to the U.S. following the termination of the business combination. These amounts are as follows: $84,136 in housing, moving, and other direct assignment-related expenses for fiscal 2016 covered under our relocation program; $3,352,117 paid by Applied for taxes incurred in connection with assignment-related expenses in 2015 and 2016 due to the timing of final determination of tax liabilities and tax filings; and $1,649,753 of tax equalization payments for Japanese tax liabilities and taxes incurred as a result of these payments.
(7)	Mr. Durn was appointed CFO effective August 24, 2017.
(8)	Amount consists of (a) Applied’s matching contribution of $1,038 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Mr. Durn of $780 in term life insurance premiums, (c) a lump-sum payment of $7,500 to cover incidental costs related to Mr. Durn’s relocation, (d) Applied’s payment on behalf of Mr. Durn of $268,302 for relocation expenses and (e) the reimbursement to Mr. Durn of $133,619 for taxes incurred in connection with his relocation.

Applied Materials, Inc.    41

(9)	Mr. Halliday stepped down as CFO on August 24, 2017.
(10)	Amount consists of (a) Applied’s matching contribution of $11,925 under the tax-qualified 401(k) Plan and (b) Applied’s payment on behalf of Mr. Halliday of $780 in term life insurance premiums.
(11)	Amount consists of (a) Applied’s matching contribution of $11,278 under the tax-qualified 401(k) Plan and (b) Applied’s payment on behalf of Mr. Salehpour of $780 in term life insurance premiums.
(12)	Amount consists of (a) Applied’s matching contribution of $10,855 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Dr. Nalamasu of $718 in term life insurance premiums and (c) a payment of $750 under Applied’s Patent Incentive Award Program.
(13)	Amount consists of (a) Applied’s matching contribution of $12,150 under the tax-qualified 401(k) Plan and (b) Applied’s payment on behalf of Mr. Larkins of $749 in term life insurance premiums.

Grants of Plan-Based Awards for Fiscal 2017

The following table shows all plan-based awards granted to the NEOs during fiscal 2017.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary E. Dickerson	12/1/2016 12/1/2016 —	— — 0	— — 2,000,000	— — 5,000,000	140,158 — —	280,316 — —	560,632 — —	— 93,439 —	— — —	— — —	8,106,739 2,737,762 —
Daniel J. Durn	9/6/2017 9/6/2017	— —	— —	— —	16,768 —	33,535 —	67,070 —	— 89,426	— —	— —	1,470,174 3,951,735
Robert J. Halliday	12/1/2016 12/1/2016 —	— — 0	— — 843,750	— — 2,531,250	36,338 — —	72,675 — —	145,350 — —	— 72,675 —	— — —	— — —	2,101,761 2,129,378 —
Ali Salehpour	12/1/2016 12/1/2016 —	— — 0	— — 810,000	— — 2,430,000	33,223 — —	66,446 — —	132,892 — —	— 66,446 —	— — —	— — —	1,921,618 1,946,868 —
Omkaram Nalamasu	12/1/2016 12/1/2016 —	— — 0	— — 539,000	— — 1,617,000	18,688 — —	37,376 — —	74,752 — —	— 37,376 —	— — —	— — —	1,080,914 1,095,117 —
Thomas F. Larkins	12/1/2016 12/1/2016 —	— — 0	— — 528,000	— — 1,584,000	18,688 — —	37,376 — —	74,752 — —	— 37,376 —	— — —	— — —	1,080,914 1,095,117 —
(1)	Amounts shown were estimated possible payouts for fiscal 2017 under the Senior Executive Bonus Plan. These amounts were based on the individual NEO’s fiscal 2017 base salary and position. The maximum amount shown is three times the target amount for the NEO, except the amount for Mr. Dickerson, which is the maximum amount payable per participant in any performance period under the Senior Executive Bonus Plan. Actual bonuses received by the NEOs for fiscal 2017 under the Senior Executive Bonus Plan are reported in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.”
(2)	Amounts shown do not reflect compensation actually received by the NEOs. Instead, the amounts represent the aggregate grant date fair value of the awards as determined pursuant to ASC 718 (but excluding the effect of estimated forfeitures for performance-based awards). The assumptions used to calculate the awards’ value are set forth in Note 11 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2017 filed with the SEC on December 15, 2017.

42    2018 Proxy Statement

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal 2017 Year-End

The following table shows all outstanding equity awards held by the NEOs at the end of fiscal 2017.

	Option Awards					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Gary E. Dickerson	1,000,000 — — — —	— — — — —	— — — — —	15.06 — — — —	9/1/2020 — — — —	— 278,465 356,955 93,439 —	(3) (4) (5)	— 15,786,181 20,235,779 5,297,057 —	— — — — 280,316	(6)	— — — — 15,891,114
Daniel J. Durn	— — —	— — —	— — —	— — —	— — —	55,891 33,535 —	(7) (8)	3,168,461 1,901,099 —	— — 33,535	(9)	— — 1,901,099
Robert J. Halliday	— — — —	— — — —	— — — —	— — — —	— — — —	108,292 138,816 72,675 —	(10) (11) (12)	6,139,073 7,869,479 4,119,946 —	— — — 72,675	(6)	— — — 4,119,946
Ali Salehpour	— — — — —	— — — — —	— — — — —	— — — — —	— — — — —	30,000 77,351 99,154 66,446 —	(13) (14) (15) (16)	1,700,700 4,385,028 5,621,040 3,766,824 —	— — — — 66,446	(6)	— — — — 3,766,824
Omkaram Nalamasu	— — — —	— — — —	— — — —	— — — —	— — — —	54,146 69,408 37,376 —	(17) (18) (19)	3,069,537 3,934,740 2,118,845 —	— — — 37,376	(6)	— — — 2,118,845
Thomas F. Larkins	— — — —	— — — —	— — — —	— — — —	— — — —	54,146 63,459 37,376 —	(17) (20) (19)	3,069,537 3,597,491 2,118,845 —	— — — 37,376	(6)	— — — 2,118,845
(1)	Stock awards consist of restricted stock units, performance shares and PSUs, all of which will be converted into Applied common stock on a one-to-one basis upon vesting. All future vesting of shares is subject to the NEO’s continued employment with Applied through each applicable vest date. See “Long-Term Incentives” on page 35 for more information regarding these awards.
(2)	Market value was determined by multiplying the number of such shares by the closing price of Applied common stock of $56.69 on October 27, 2017, the last trading day of fiscal 2017, as reported on the Nasdaq Global Select Market.
(3)	Performance shares were granted on December 8, 2014. Of these, 139,233 shares vested on December 19, 2017 and 139,232 shares are scheduled to vest on December 19, 2018.
(4)	Performance shares were granted on December 7, 2015. Of these, 118,985 shares vested on December 19, 2017 and 118,985 shares are scheduled to vest on December 19 of each of 2018 and 2019. On December 14, 2017, an additional 237,970 shares became eligible to vest due to achievement of a TSR goal related to the grant. Of these additional TSR shares, 118,985 shares vested on December 19, 2017, 54,492 shares are scheduled to vest on December 19, 2018 and 54,493 shares are scheduled to vest on December 19, 2019. The additional TSR shares were earned based on Applied’s TSR for the two-year period ended fiscal 2017 ranking at the 98th percentile among the companies in the S&P 500 Information Technology Index.
(5)	Restricted stock units were granted on December 1, 2016. Of these, 31,146 shares vested on December 19, 2017, 31,146 shares are scheduled to vest on December 19, 2018 and 31,147 shares are scheduled to vest on December 19, 2019.
(6)	PSUs were granted on December 1, 2016. The shares are scheduled to vest on December 19, 2019, depending on the achievement of specified performance goals. The number of shares shown is the target amount, and the actual number of shares that may vest ranges from 0% to 200% of the target amount, depending on the achievement of specified performance goals.
(7)	Restricted stock units were granted on September 6, 2017. Of these, 18,631 shares are scheduled to vest on February 1, 2018 and 18,630 shares are scheduled to vest on February 1 of each of 2019 and 2020.
(8)	Restricted stock units were granted on September 6, 2017. Of these, 11,179 shares are scheduled to vest on January 15, 2018 and 11,178 shares are scheduled to vest on December 19 of each of 2018 and 2019.
(9)	PSUs were granted on September 6, 2017. The shares are scheduled to vest on December 19, 2019, depending on the achievement of specified performance goals. The number of shares shown is the target amount, and the actual number of shares that may vest ranges from 0% to 200% of the target amount, depending on the achievement of specified performance goals.
(10)	Performance shares were granted on December 8, 2014. Of these, 54,146 shares vested on December 19, 2017 and 54,146 shares are scheduled to vest on December 19, 2018.
(11)

Performance shares were granted on December 7, 2015. Of these, 46,272 shares vested on December 19, 2017 and 46,272 shares are scheduled to vest on December 19 of each of 2018 and 2019. On December 14, 2017, an additional 92,544 shares became eligible to vest due to achievement of a TSR goal related to the grant. Of these additional TSR shares, 46,272 shares vested on December 19, 2017 and 23,136 shares are scheduled to vest on December 19

Applied Materials, Inc.    43

of each of 2018 and 2019. The additional TSR shares were earned based on Applied’s TSR for the two-year period ended fiscal 2017 ranking at the 98th percentile among the companies in the S&P 500 Information Technology Index.
(12)	Restricted stock units were granted on December 1, 2016. Of these, 24,225 shares vested on December 19, 2017 and 24,225 shares are scheduled to vest on December 19 of each of 2018 and 2019.
(13)	Performance shares were granted on September 9, 2014. These shares are scheduled to vest on October 1, 2018.
(14)	Performance shares were granted on December 8, 2014. Of these, 38,676 shares vested on December 19, 2017 and 38,675 shares are scheduled to vest on December 19, 2018.
(15)	Performance shares were granted on December 7, 2015. Of these, 33,051 shares vested on December 19, 2017, 33,051 shares are scheduled to vest on December 19, 2018 and 33,052 shares are scheduled to vest on December 19, 2019. On December 14, 2017, an additional 66,103 shares became eligible to vest due to achievement of a TSR goal related to the grant. Of these additional TSR shares, 33,051 shares vested on December 19, 2017 and 16,526 shares are scheduled to vest on December 19 of each of 2018 and 2019. The additional TSR shares were earned based on Applied’s TSR for the two-year period ended fiscal 2017 ranking at the 98th percentile among the companies in the S&P 500 Information Technology Index.
(16)	Restricted stock units were granted on December 1, 2016. Of these, 22,148 shares vested on December 19, 2017 and 22,149 shares are scheduled to vest on December 19 of each of 2018 and 2019.
(17)	Performance shares were granted on December 8, 2014. Of these, 27,073 shares vested on December 19, 2017 and 27,073 shares are scheduled to vest on December 19, 2018.
(18)	Performance shares were granted on December 7, 2015. Of these, 23,136 shares vested on December 19, 2017 and 23,136 shares are scheduled to vest on December 19 of each of 2018 and 2019. On December 14, 2017, an additional 46,272 shares became eligible to vest due to achievement of a TSR goal related to the grant. Of these additional TSR shares, 23,136 shares vested on December 19, 2017 and 11,568 shares are scheduled to vest on December 19 of each of 2018 and 2019. The additional TSR shares were earned based on Applied’s TSR for the two-year period ended fiscal 2017 ranking at the 98th percentile among the companies in the S&P 500 Information Technology Index.
(19)	Restricted stock units were granted on December 1, 2016. Of these, 12,458 shares vested on December 19, 2017 and 12,459 shares are scheduled to vest on December 19 of each of 2018 and 2019.
(20)	Performance shares were granted on December 7, 2015. Of these, 21,153 shares vested on December 19, 2017 and 21,153 shares are scheduled to vest on December 19 of each of 2018 and 2019. On December 14, 2017, an additional 42,306 shares became eligible to vest due to achievement of a TSR goal related to the grant. Of these additional TSR shares, 21,153 shares vested on December 19, 2017, 10,576 shares are scheduled to vest on December 19, 2018 and 10,577 shares are scheduled to vest on December 19, 2019. The additional TSR shares were earned based on Applied’s TSR for the two-year period ended fiscal 2017 ranking at the 98th percentile among the companies in the S&P 500 Information Technology Index.

Option Exercises and Stock Vested for Fiscal 2017

The following table shows all stock awards that vested and the value realized upon vesting for each NEO during fiscal 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Gary E. Dickerson	—	—	454,628	14,748,132
Daniel J. Durn	—	—	—	—
Robert J. Halliday	—	—	205,965	6,509,405
Ali Salehpour	—	—	216,369	7,502,040
Omkaram Nalamasu	—	—	159,234	5,387,301
Thomas F. Larkins	—	—	113,500	3,681,940
(1)	Of the amounts shown in this column, Applied withheld the following number of shares to cover tax withholding obligations: 246,636 shares for Mr. Dickerson; 102,098 shares for Mr. Halliday; 111,816 shares for Mr. Salehpour; 81,580 shares for Dr. Nalamasu; and 54,745 shares for Mr. Larkins.
(2)	Value realized equals the fair market value of Applied common stock on the vesting date, multiplied by the number of shares that vested.

44    2018 Proxy Statement

EXECUTIVE COMPENSATION

Non-Qualified Deferred Compensation

Applied’s 2016 Deferred Compensation Plan (the “DCP”), restated effective October 12, 2015 (the “Restatement Date”) and formerly known as the 2005 Executive Deferred Compensation Plan, is a non-qualified deferred compensation plan that allows eligible employees, including executive officers, to voluntarily defer receipt of all or a portion of their: (1) eligible sign-on bonus payments, if any, (2) up to 40% of their base salaries, (3) eligible annual bonus payments, if any, and (4) eligible severance payments, if any.

Deferrals made prior to the Restatement Date are retained as separate “rollover” accounts under the DCP. These deferrals continue to be credited with deemed interest in the sum of (a) the yield-to-maturity of five-year U.S. Treasury notes, plus (b) 1.50%. The deemed interest rate under the DCP for fiscal 2017 was 3.09% from October 31, 2016 to December 31, 2016 and 3.40% from January 1, 2017 to October 29, 2017. Deferred amounts in the rollover accounts, plus deemed interest thereon, are generally payable on the same date selected by the participants or specified prior to the Restatement Date under the terms of the DCP. Beginning in fiscal 2016, new deferrals under the DCP are credited with deemed investment returns, gains or losses based upon investment crediting options newly available under the DCP. Applied does not make any matching or other employer contributions to the plan.

Under the DCP, a change in control (as defined prior to the Restatement Date), would trigger the distribution of all deferred balances in the rollover accounts. For new account balances after the Restatement Date, the DCP provides new distribution rules for in-service distribution options and upon a qualifying separation from service, disability and change in control, including the option to change the time and form of payment within three (3) months following a change in control, as such term is defined in the DCP. Distributions are payable from the general assets of Applied or from the assets of a grantor trust (known as a rabbi trust) established by Applied.

Non-Qualified Deferred Compensation for Fiscal 2017

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Gary E. Dickerson	—	—	—	—	—
Daniel J. Durn	—	—	—	—	—
Robert J. Halliday	1,234,955	—	268,059	—	1,722,811
Ali Salehpour	1,089,307	—	147,052	—	1,759,518
Omkaram Nalamasu	765,452	—	121,787	184,729	2,310,399
Thomas F. Larkins	—	—	—	—	—
(1)	There were no above-market or preferential earnings for fiscal 2017.

Employment Agreement

Applied does not have employment agreements with any of its NEOs, other than an agreement with Mr. Dickerson. The agreement with Mr. Dickerson was entered into in connection with his appointment as President and CEO.

Mr. Dickerson’s employment agreement, dated August 14, 2013, provides that if Applied terminates his employment other than for cause and other than due to death or disability, he would be entitled to receive a lump sum payment equal to 275% of his base salary, provided that he executes an agreement containing a release of claims and non-solicitation and non-disparagement provisions in favor of Applied.

For purposes of Mr. Dickerson’s agreement, “cause” generally means the willful failure to perform his duties after written notice and an opportunity to cure; the willful commission of a wrongful act that caused, or was reasonably likely to cause, substantial damage to Applied, or an act of fraud in the performance of his duties; conviction for the commission of a felony in connection with the performance of his duties; or the order of a federal or state regulatory authority requiring the termination of his employment.

Applied Materials, Inc.    45

Potential Payments Upon Termination or Change of Control

Applied does not currently have change of control agreements or arrangements with any of its NEOs.

Potential Payments Upon Termination. Under Mr. Dickerson’s employment agreement described above, he would have been entitled to receive $2,750,000 (275% of his annual base salary at the end of fiscal 2017) had Applied terminated his employment without cause on October 27, 2017, the last business day of fiscal 2017. No other NEO was entitled to receive severance payment under an employment agreement in effect on October 27, 2017.

Vesting Acceleration under the Employee Stock Incentive Plan. Our Stock Plan provides that the vesting of equity awards granted under the plan to employees, including the NEOs, will be accelerated in full upon a change of control of Applied if the successor corporation (or its parent or subsidiary) does not assume or provide a substitute for the outstanding awards. Separately, equity awards will be accelerated in full if the award holder is terminated without cause or resigns employment with Applied for good reason, in each case, within 12 months following a change of control of Applied. This double-trigger accelerated vesting does not apply if the applicable award agreement specifically states that it will not apply or if the participant’s employment is terminated due to his or her death or disability, resignation without good reason or termination for cause.

The following table shows the amounts attributable to the accelerated vesting of equity awards under the Stock Plan following a change of control in which the awards are not assumed or substituted for, or within 12 months following a change of control in which the NEO is terminated without cause or resigns for good reason, in each case assuming the change of control and termination or resignation occurred on October 27, 2017, the last business day of fiscal 2017.

Named Executive Officer	Value of Vesting Acceleration ($)(1)
Gary E. Dickerson	57,210,131
Daniel J. Durn	6,970,659
Robert J. Halliday	22,248,444
Ali Salehpour	19,240,416
Omkaram Nalamasu	11,241,967
Thomas F. Larkins	10,904,718
(1)	Amount based on the target number of PSUs, performance shares and restricted stock units for which vesting would have been accelerated, multiplied by $56.69, the closing price of Applied common stock on October 27, 2017.

Certain Relationships and Related Transactions

Applied’s Audit Committee is responsible for review, approval, or ratification of “related person transactions” involving Applied or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% shareholder of a company since the beginning of the previous fiscal year, and their immediate family members. Applied has adopted written policies and procedures that apply to any transaction or series of transactions in which (1) Applied or a subsidiary is a participant, (2) the amount involved exceeds $120,000 and (3) a related person has a direct or indirect material interest.

In accordance with these policies and procedures, the Audit Committee determines whether the related person has a material interest in a transaction and may, in its discretion, approve, ratify or take other action with respect to the transaction. The Audit Committee reviews all material facts related to the transaction and takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction, and the purpose and the potential benefits to Applied of the transaction.

In addition, the Audit Committee has delegated authority to the Chair of the Audit Committee to review and approve transactions in accordance with specified criteria, if advance review by the Audit Committee is not feasible. Any transactions approved by the Chair must be reported to the Audit Committee at its next regularly-scheduled meeting.

The Audit Committee has adopted standing pre-approvals for limited transactions with related persons. Pre-approved transactions are as follows:

●	Any transaction with another company with which a related person’s only relationship is as an employee, director, or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues;

●	Any charitable contribution, grant, or endowment by Applied or The Applied Foundation to a charitable organization, foundation, or university with which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts;

46    2018 Proxy Statement

EXECUTIVE COMPENSATION

●	Compensation to executive officers or directors that has been approved by the Human Resources and Compensation Committee;

●	Transactions in which all shareholders receive proportional benefits or where the rates or charges involved are determined by competitive bids; and
●	Banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

Applied Materials, Inc.    47

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking shareholders to ratify the appointment of KPMG LLP (“KPMG”) as Applied’s independent registered public accounting firm for fiscal 2018, which began on October 30, 2017 and will end on October 28, 2018. Although ratification is not legally required, Applied is submitting the appointment of KPMG to our shareholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified, the Audit Committee of the Board will reconsider the appointment.

The Audit Committee appoints the independent registered public accounting firm annually. Before appointing KPMG as our independent registered public accounting firm for fiscal 2018, the Audit Committee considered the firm’s qualifications and performance during fiscal 2017 and 2016. In addition, the Audit Committee reviewed and pre-approved audit and permissible non-audit services performed by KPMG in fiscal 2017 and 2016, as well as the fees paid to KPMG for such services. In its review of non-audit service fees and its appointment of KPMG as Applied’s independent registered public accounting firm, the Audit Committee considered whether the provision of such services was compatible with maintaining KPMG’s independence.

Representatives of KPMG will be present at the Annual Meeting. They will be given an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

Fees Paid to KPMG LLP

The following table shows fees paid by Applied for professional services rendered by KPMG for fiscal 2017 and 2016, which ended on October 29, 2017 and October 30, 2016, respectively. All of the fees shown in the table were approved by the Audit Committee in accordance with its pre-approval process.

Fee Category	Fiscal 2017	Fiscal 2016
	(In thousands)
Audit Fees	$6,354	$5,507
Audit-Related Fees	322	608
Tax Fees:
Tax Compliance and Review	440	549
Tax Planning and Advice	3	—
All Other Fees	—	55
Total Fees	$7,119	$6,719

Audit Fees consisted of fees for (a) professional services rendered for the annual audit of Applied’s consolidated financial statements, (b) review of the interim consolidated financial statements included in quarterly reports and (c) services that are typically provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements. Audit fees for fiscal 2017 include fees for services provided in connection with a $2.2 billion public offering of senior unsecured notes.

Audit-Related Fees included fees for assurance and related services that were reasonably related to the performance of the audit or review of Applied’s consolidated financial statements and are not reported under “Audit Fees.” Audit-related fees also included fees incurred for services in connection with compliance with government-funded grant requirements, audits of financial statements of certain employee benefit plans and accounting consultations related to proposed new accounting standards.

Tax Fees consisted of fees for professional services for tax compliance and review, and tax planning and advice. Tax compliance and review services consisted of federal, state and international tax compliance, assistance with tax audits and appeals, and assistance with customs and duties audits. Tax planning and advice services consisted of consultations related to tax compliance matters and certain international operations.

All Other Fees for fiscal 2016 consisted of fees for services in connection with a contract compliance audit.

The Audit Committee has concluded that the provision of the non-audit services described above was compatible with maintaining the independence of KPMG.

✓	THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS APPLIED’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2018

48    2018 Proxy Statement

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee reviews and, as appropriate, pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent registered public accounting firm and Applied’s management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as necessary or appropriate.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Composition. The Audit Committee of the Board is composed of the directors named below. Each member of the Audit Committee meets the independence and financial experience requirements under applicable SEC rules and Nasdaq listing standards. In addition, the Board has determined that each of Judy Bruner, Adrianna C. Ma and Dennis D. Powell is an “audit committee financial expert” as defined by SEC rules.

Responsibilities. The Audit Committee operates under a written charter that has been adopted by the Board. The charter is reviewed annually for changes, as appropriate. The Audit Committee is responsible for general oversight of Applied’s auditing, accounting and financial reporting processes, system of internal control over financial reporting, and tax, legal, regulatory and ethical compliance. Applied’s management is responsible for: (a) maintaining Applied’s books of account and preparing periodic financial statements based thereon; and (b) maintaining the system of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing Applied’s annual consolidated financial statements.

Review with Management and Independent Registered Public Accounting Firm. The Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, KPMG LLP, together and separately, Applied’s audited consolidated financial statements contained in Applied’s Annual Report on Form 10-K for fiscal year 2017.

2.	The Audit Committee has discussed with KPMG matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board.

3.	The Audit Committee has received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on the review and discussions referred to in paragraphs 1-3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in Applied’s Annual Report on Form 10-K for fiscal year 2017 for filing with the SEC.

The Audit Committee appointed KPMG as Applied’s independent registered public accounting firm for fiscal year 2018 and recommends to shareholders that they ratify the appointment of KPMG as Applied’s independent registered public accounting firm for fiscal year 2018.

This report is submitted by the Audit Committee.

Dennis D. Powell (Chair)

Judy Bruner

Stephen R. Forrest

Adrianna C. Ma

Applied Materials, Inc.    49

PROPOSAL 4—SHAREHOLDER PROPOSAL TO PROVIDE FOR RIGHT TO ACT BY WRITTEN CONSENT

Kenneth Steiner, whose address and stockholding will be provided by us upon request, has submitted the following proposal. The shareholder proposal will be voted on at the 2018 Annual Meeting only if properly presented by or on behalf of the proponent.

Applied is not responsible for the accuracy or content of the proposal and supporting statement, which are presented below as received from the proponent.

THE BOARD RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

Shareholder Proposal

Proposal 4 – Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. Taking action by written consent saves the expense of holding a special shareholder meeting.

Also our company requires 20% of shares to aggregate their holdings to call a special meeting—a higher level than the 10% of shares permitted by Delaware law. Dozens of Fortune 500 companies provide for both shareholder rights—to act by written consent and to call a special meeting. Our higher 20% threshold for shareholders to call a special meeting is one more reason that we should have the right to act by written consent.

Please vote to enhance shareholder value:

Right to Act by Written Consent – Proposal 4

Board of Directors Statement in Opposition

The Board of Directors recommends that you vote AGAINST Proposal 4 for the following reasons:

The Board is committed to strong corporate governance and responsiveness to Applied’s shareholders, and believes in maintaining policies and practices that serve the best interests of all shareholders. Following careful review and consideration, the Board has determined that support for this shareholder proposal is unwarranted, and further believes that this written consent proposal would unfairly enable holders to circumvent the protections, procedural safeguards and advantages provided to all shareholders through our existing shareholder meeting process in a way that may be detrimental to our shareholders.

Applied is committed to strong corporate governance practices and has meaningful shareholder rights in place. Applied’s shareholders have the ability to call special meetings, propose actions for consideration at annual meetings, and can nominate directors through proxy access. The Board believes that these rights provide meaningful accountability and establish a democratic process for all shareholders, unlike a written consent right which can be used in a way that disenfranchises shareholders.

50    2018 Proxy Statement

PROPOSAL 4—SHAREHOLDER PROPOSAL TO PROVIDE FOR RIGHT TO ACT BY WRITTEN CONSENT

Shareholder Interests are Better Served under Existing Special Meeting Right

The Board believes that Applied’s shareholders are best served by holding meetings in which all shareholders are provided with notice of the meeting and an opportunity to consider and discuss the proposed actions and vote their shares. In 2015, Applied implemented a shareholder right to call special meetings following an extensive shareholder outreach effort to hear directly from shareholders. Applied’s Bylaws provide that special meetings of Applied’s shareholders may be called at the request of the holders of 20% of Applied’s outstanding common stock (an ownership threshold supported by an overwhelming majority of the shareholders that responded to the outreach), without limitations on aggregation of ownership or minimum holding periods. This is less than one-half of the percentage of shareholders that would be necessary to act by written consent under the shareholder proposal. Any group of investors proposing to act by written consent could call a special meeting. This special meeting right provides Applied’s shareholders a meaningful ability to propose actions for shareholder consideration between annual meetings. Shareholders also have the ability to propose actions for consideration and vote at annual meetings.

All Applied shareholders have the opportunity to participate in annual shareholder meetings and any special shareholder meetings. These shareholder meetings offer important protections and advantages that are absent from the written consent process:

●	All shareholders are provided with notice of the meeting and an opportunity to consider the proposed actions and vote their shares.

●	The meeting and the shareholder vote take place in a transparent manner on a specified date that is publicly announced well in advance, giving all shareholders a chance to express their views and cast their votes.

●	The meeting provides shareholders with a forum for discussion and consideration of the proposed action.

●	Accurate and complete information about the proposed action is widely distributed in the proxy statement before the meeting, which must contain information about the proposed action as specified by the Securities and Exchange Commission and promotes well-informed consideration on the merits of the proposed action.

●	The Board is able to analyze and provide a recommendation with respect to actions proposed to be taken at a shareholder meeting.

Action by Written Consent Can Disenfranchise Shareholders

In contrast, adoption of this proposal would make it possible for the holders of a bare majority of the shares of Applied’s outstanding common stock to take significant corporate actions without any fiduciary duties to other shareholders, without any prior notice to Applied or other Applied shareholders, and without giving all shareholders an opportunity to consider and vote on shareholder actions that may have important ramifications for both Applied and its shareholders. This approach would effectively disenfranchise all of those shareholders who do not have, or are not given, the opportunity to participate in the written consent, and who may not be informed about the proposed action until after it has already been taken.

If this proposal were implemented, proposed shareholder actions involving important decisions could be approved without the important safeguard of advance notice to all Applied shareholders, and without the benefit of enabling all shareholders to consider arguments for and against, express their views, and vote. This written consent procedure could also result in multiple consents being solicited simultaneously, putting shareholders at risk of confusion and resulting in contradictory actions. The Board believes that the written consent procedure is more appropriate for a closely-held corporation with a small number of shareholders, and not for a widely-held public company such as Applied.

Current Strong Corporate Governance Practices Demonstrate Responsiveness and Accountability

The Board further believes that Applied’s strong corporate governance practices make adoption of this proposal unnecessary. In addition to giving shareholders an expansive right to call special meetings, Applied’s corporate governance practices provide transparency and accountability of the Board to all Applied shareholders, and demonstrate that Applied is responsive to shareholder concerns:

●	Annual Election of Board of Directors. All of Applied’s directors are elected annually by shareholders, and shareholders can remove directors with or without cause.

●	Majority Voting Standard. Applied has adopted a majority voting standard for the election of directors in uncontested elections.

●	Proxy Access for Director Nominations. Applied has adopted a proxy access bylaw, following extensive outreach and with the support of our shareholders, that allows any shareholder (or group of up to 20 shareholders) owning 3% or more of Applied’s common stock continuously for at least three years, to nominate and include in Applied’s proxy statement director nominees constituting up to 20% of the Board (or at least two director nominees).

●	Majority Voting for Charter and Bylaw Amendments. Applied’s charter and bylaw provisions do not have supermajority voting provisions—shareholders can approve binding charter and bylaw amendments with a majority vote.

Applied Materials, Inc.    51

●	No Shareholder Rights Plan. Applied does not have a shareholder rights plan, or poison pill.

●	Independent Board Leadership. Applied has separated the roles of Chairman of the Board and Chief Executive Officer. The Chairman of the Board is an independent director—as are all of the chairs of the committees of the Board.

●	Shareholder Engagement. We regularly engage with our investors to solicit their views on important issues, and in recent years shareholder feedback has influenced changes to our executive compensation program and corporate governance practices.

In light of Applied’s strong corporate governance practices, including the existing right of shareholders to call special meetings, and the ability of shareholders to nominate directors through proxy access, the Board believes that adoption of the shareholder proposal is unnecessary and is not in the best interests of Applied and its shareholders.

Ò	THE BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL REQUESTING OUR BOARD OF DIRECTORS TAKE STEPS TO PERMIT SHAREHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

52    2018 Proxy Statement

PROPOSAL 5—SHAREHOLDER PROPOSAL FOR ANNUAL DISCLOSURE OF EEO-1 DATA

PROPOSAL 5—SHAREHOLDER PROPOSAL FOR ANNUAL DISCLOSURE OF EEO-1 DATA

The New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Board of Education Retirement System, whose addresses and stockholdings will be provided by us upon request, have submitted the following proposal. The shareholder proposal will be voted on at the 2018 Annual Meeting only if properly presented by or on behalf of the proponents.

Applied is not responsible for the accuracy or content of the proposal and supporting statement, which are presented below as received from the proponents.

THE BOARD RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

Shareholder Proposal

Annual Disclosure of EEO-1 Data

RESOLVED: Shareholders request that the Board of Directors adopt and enforce a policy requiring Applied Materials, Inc. (the “Company”) to disclose annually its EEO-1 data – a comprehensive breakdown of its workforce by race and gender according to 10 employment categories —on its website or in its corporate responsibility report, beginning in 2018.

Supporting Statement

Diversity matters. Numerous studies suggest that companies with comprehensive diversity policies and programs, and strong leadership commitment to implement and fully integrate diversity into their culture and practices, enhance long-term shareholder value. A McKinsey & Company global study (Diversity Matters, February 2015), for example, found that “companies in the top quartile for racial and ethnic diversity are 35 percent more likely to have financial returns above their respective national industry median.”

Workplace diversity provides competitive advantage by generating diverse, valuable perspectives, creativity, innovation and adaptation, increased productivity and morale, while eliminating the limitations of “groupthink.” It also reduces potential legal and reputational risks associated with workplace discrimination and builds corporate reputations as fair employers.

The high tech industry of which the company is a part, is characterized by persistent and pervasive underrepresentation of minorities and women, particularly in senior positions.

Based on 2014 EEO-1 filings, the EEOC Commission estimates that the high tech industry is over 64% male and over 68% white. Blacks, Hispanics and women are under- represented in high tech compared to their representation in all private industries. Black and Hispanic representation at the executive, managerial and professional levels is between one and five percent, and women representation at these levels is between 20% and 30%. All three groups’ representation at these levels in high tech is lower than for all private industries (https://www.eeoc.gov/eeoc/statistics/

reports/hightech/upload/diversity-in-high-tech-report.pdf).

Applied Materials provides no information on the gender and racial makeup of its total workforce. This does not allow investors to fully evaluate the company’s diversity initiatives and their impact, especially across job categories and particularly in more senior roles. Without more detailed quantitative information on a comparable basis, shareholders have no way to evaluate and benchmark the effectiveness of these efforts over time and relative to peers.

Federal law requires companies with 100 or more employees to annually submit an EEO-1 Report to the Equal Employment Opportunity Commission. The report profiles a company’s workforce by race and gender in 10 job categories, including senior management.

Over two-thirds of S&P 100 companies now disclose EEO-1 data, including companies in the technology industry such as Apple, Alphabet, Salesforce and Ingram Micro.

The proposal does not limit the company from providing more detailed quantitative and qualitative disclosures where appropriate. We also encourage the company to describe the steps it is taking and the challenges it faces in moving forward to achieve its diversity plans and goals.

Applied Materials, Inc.    53

Board of Directors Statement in Opposition

The Board of Directors recommends that you vote AGAINST Proposal 5 for the following reasons:

The Board of Directors has given careful consideration to the shareholder proposal and believes that the disclosure of our EEO-1 data would not constructively advance our ongoing commitment to diversity and inclusion. Accordingly, the Board recommends a vote AGAINST this proposal.

Applied has a Long-Standing Commitment to Diversity

We believe that different opinions, experiences and backgrounds enhance the teamwork process and result in better ideas and innovations. Diversity and inclusion are foundational to our successful global talent strategy to attract, develop and retain world-class employees. Our diversity footprint across 17 countries spans various cultures, backgrounds, ages, ethnicities and gender that help weave a rich fabric of talent. Applied’s commitment to diversity takes many forms, including the following key initiatives:

●	Hiring Initiatives – Applied dedicates time and resources to find and solicit candidates through myriad sources, including partnering with a recruiter focused on hiring women, veterans, minorities and individuals with disabilities, use of recruiting software specifically designed to source such candidates, and on-site networking and informational events to attract college students in STEM, including at historically black colleges and universities. For U.S. hires, we are committed to ensuring that qualified female candidates are presented for 50% of director-level positions and that 50% of the candidates for our new college graduate programs are women or under-represented minorities. For our new college graduate hiring programs, we continue to focus on increasing the diversity of our pipeline of talent and are proud that over 35% of our 2017 new college graduate hires in the U.S. were women.

●	Global Diversity and Inclusion Team. We have created a senior leadership role within our Human Resources department that reports directly to our Chief Human Resources Officer to advance our diversity and inclusion efforts globally at every level of our organization. Our Head of Diversity and Inclusion is responsible for developing and implementing the strategic framework for our Diversity and Inclusion program, as well as initiatives to increase the company’s ability to attract and retain an inclusive population, and promoting diversity within the company.

●	Diversity Messaging and Events. Applied emphasizes the importance of diversity and inclusion in our workplace policies and Standards of Business Conduct, as well as through messaging and events. For the past 7 years, we have held large-scale company events at our Santa Clara headquarters and our Austin location, with the leadership and participation of our Board of Directors, CEO and Executive Staff, to promote a culture of diversity and inclusion. Key themes at these events included the importance of being bold and speaking up, appreciating differences to stimulate learning and develop the best solutions, and creating an inclusive and collaborative environment that is empowering and engaging. These events also include external speakers, interactive workshops, internal sharing among employees and employee resource fairs.

●	Women in Leadership. We continue to focus on advancing women into leadership positions and have a targeted talent development program to build our internal pipeline of female engineers for senior leadership roles through our Women in Engineering Talent Development Program. Individuals in this program are provided the opportunity to participate in conferences, internal and external professional skill development workshops, roundtables focused on career development with internal and external executives, and mentoring programs. We also sponsor employees to attend conferences across the country focused on women’s leadership development, including IEEE Women in Engineering International Leadership Conference, Watermark Conference for Women, Texas Conference for Women and Massachusetts Conference for Women. In response to the popularity of these opportunities, we have been increasing our sponsorship levels every year.

●	Diverse Employee Resource Groups. We believe in bringing together people with shared backgrounds and interests to engage with and learn from each other outside their daily work lives. We provide funding for 16 employee resource groups representing 8 diverse segments of our global employee population, many of which host workshops for diverse STEM students to build our talent pipeline and sponsor their members to attend conferences and professional development events. Each of these employee resource groups has an executive sponsor to provide guidance and ensure open communications between members and management.

●	Community Engagement. We have a long history of supporting nonprofit organizations and educational institutions with a focus on providing women and young people of diverse backgrounds with educational opportunities, particularly in STEM, such as Mexican American Engineers and Scientists, Society of Women Engineers, Youth Science Institute and City Year. We have supported the Breakthrough Collaborative partnership in Santa Clara and Austin for the past 15 years, helping more than 1,800 students become the first in their families to attend college.

54    2018 Proxy Statement

PROPOSAL 5—SHAREHOLDER PROPOSAL FOR ANNUAL DISCLOSURE OF EEO-1 DATA

●	Awards and Recognitions. We are honored to be consistently recognized for our diversity and social achievements by many industry organizations and publications. Over the years, Applied leaders have been recognized by the California Diversity Council as some of the Top 50 Most Powerful Women in Technology and by the YWCA Silicon Valley Tribute to Women Awards. We are also pleased to be among FORTUNE magazine’s World’s Most Admired Companies, The Ethisphere Institute’s World’s Most Ethical Companies, Corporate Knights’ Global 100 Most Sustainable Corporations, and CR Magazine’s 100 Best Corporate Citizens. As an employer, we have been named one of Computerworld’s Best Places to Work in IT for seven consecutive years and one of the top companies for military veterans as a designated Military Friendly Employer for the 12th consecutive year, for our long-term commitment to hiring military professionals.

Disclosure of EEO-1 Data Would Not Further Workplace Diversity

Form EEO-1 requires us to categorize our U.S. workforce by gender and race according to certain EEOC-mandated job categories that do not account for any company-or industry-specific factors. It is designed to yield generalized data across all categories of private employers, rather than information specific to any one company. As such, EEO-1 data is not reflective of Applied’s diversity and could be misconstrued in ways that could encumber our efforts for greater diversity and inclusion. In addition, EEO-1 data relies on voluntary self-reporting by our U.S. employees only and does not cover our global workforce, which comprises more than 18,400 employees in 90 locations in 17 countries. This leads to very low comparability of data, which significantly limits the value of disclosure.

Disclosure of EEO-1 Data Could Create a Competitive Disadvantage

Because the EEO-1 reports contain data regarding Applied’s workforce composition, the reports could provide key information to our competitors, including the emphasis placed by Applied in each employment category and insights into Applied’s management of its labor costs. Comparison of EEO-1 filings over time would give competitors a view of trends in Applied’s business. With this historical trend data, a competitor would be able to predict how Applied will react in certain market conditions common to our industry. Moreover, our direct U.S. competitors, with whom we compete for a small pool of talent, do not disclose their EEO-1 data.

For each of the reasons discussed above, we believe that disclosure of EEO-1 data would provide an incomplete picture of our commitment to diversity and could hinder our diversity efforts, particularly if the information is misconstrued by potential recruits and current employees, as well as cause competitive harm.

We are strongly committed to diversity as a top priority to fuel innovation, creativity and engagement in our workforce. We understand that continued progress will require ongoing work, sustained commitment, and greater transparency around both our efforts and their impact. However, for the reasons discussed above, we do not believe that disclosing our EEO-1 data will meaningfully further our goal of workplace diversity.

Ò	THE BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL REQUESTING OUR BOARD OF DIRECTORS ADOPT AND ENFORCE A POLICY REQUIRING THE ANNUAL DISCLOSURE OF OUR EEO-1 DATA

Applied Materials, Inc.    55

QUESTIONS AND ANSWERS ABOUT THE PROXY

STATEMENT AND OUR 2018 ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors of Applied Materials is providing these materials to you in connection with its solicitation of proxies for use at Applied’s 2018 Annual Meeting of Shareholders. The 2018 Annual Meeting will be held on Thursday, March 8, 2018, at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054. Shareholders are invited to attend the Annual Meeting and to vote on the proposals described in this proxy statement.

These proxy materials are being provided on or about January 25, 2018 to all shareholders of record of Applied as of January 10, 2018.

Q:	What information is contained in these materials?

A:	This Proxy Statement contains important information regarding the 2018 Annual Meeting, the proposals on which you are being asked to vote, the voting process and procedures, and information you may find useful in determining how to vote.

If you requested to receive printed proxy materials, these materials also include an accompanying proxy card. If you received more than one proxy card, this generally means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy card or, if you vote via the Internet or by telephone, vote once for each proxy card you receive to ensure that all of your shares are voted.

Q:	What proposals will be voted on at the Annual Meeting? What are the Board’s recommendations?

A:	The following table describes the proposals to be voted on at the Annual Meeting and the Board’s voting recommendations:

Proposal	Board Recommendation
1. Election of ten directors	✓	FOR each Nominee
2. Approval, on an advisory basis, of the compensation of our named executive officers for fiscal year 2017	✓	FOR
3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2018	✓	FOR
4. Shareholder proposal requesting that the Board take steps to permit shareholder action by written consent without a meeting	✗	AGAINST
5. Shareholder proposal requesting that the Board adopt and enforce a policy to disclose annually Applied’s EEO-1 data	✗	AGAINST

At the time this Proxy Statement was mailed, we were not aware of any other matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement and in the notice accompanying this Proxy Statement.

Q:	What is the record date? How many shares are entitled to vote?

A:	Shareholders who owned Applied common stock at the close of business on January 10, 2018, the record date, are entitled to vote at the Annual Meeting. On the record date, there were 1,053,532,173 shares of Applied common stock outstanding. Each share of Applied common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

A complete list of these shareholders will be available at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054 during regular business hours for the ten days prior to the Annual Meeting. This list also will be available during the Annual Meeting at the meeting location. A shareholder may examine the list for any legally valid purpose related to the Annual Meeting.

56    2018 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE PROXY STATEMENT AND OUR 2018 ANNUAL MEETING

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most Applied shareholders hold their shares as beneficial owners (through a broker, bank, or other nominee) rather than as a shareholder of record (directly in their own name).

Shareholders of Record. If your shares are registered directly in your name with Applied’s transfer agent, Computershare, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you. As a shareholder of record, you have the right to grant your voting proxy directly to Applied or to vote in person at the Annual Meeting. If you requested printed proxy materials, we have enclosed an accompanying proxy card for you to use. You may also submit voting instructions via the Internet or by telephone by following the instructions on the accompanying proxy card, as described below under “How can I vote my shares?”

Beneficial Owners. If your shares are held in a brokerage account or by a broker, bank, or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or other nominee, which is considered the shareholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account. However, because you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting, unless you request and provide at the Annual Meeting a valid proxy from your broker, bank, or other nominee. Your broker, bank, or other nominee has included a voting instruction form for you to use to direct them how to vote your shares. Please instruct your broker, bank, or other nominee how to vote your shares using the voting instruction form you received from them.

Q:	Can I attend the Annual Meeting?

A:	Applied shareholders on the record date or their legal proxy holders may attend the Annual Meeting. To be admitted to the Annual Meeting, you will need a form of photo identification and valid proof of ownership of Applied common stock or a valid legal proxy. If you have a legal proxy from a shareholder of record, you must bring a form of photo identification and the legal proxy to the Annual Meeting. If you have a legal proxy from a street name shareholder, you must bring a form of photo identification, a legal proxy from the record holder (i.e., the bank, broker or other holder of record) to the street name shareholder that is assignable, and the legal proxy from the street name shareholder to you. Each shareholder may appoint only one proxy holder to attend on such shareholder’s behalf.

The use of cameras, recording equipment and other electronic devices (including cell phones, tablets, laptops, etc.) is not permitted at the Annual Meeting.

Q:	How can I vote my shares?

A:	You may vote over the Internet, by telephone, by mail, or in person at the Annual Meeting. Votes submitted by telephone or over the Internet must be received by 11:59 p.m., Eastern Time, on Wednesday, March 7, 2018, unless otherwise indicated.

Voting over the Internet. To vote over the Internet, please follow either the instructions included on your proxy card or the voting instructions you receive by e-mail or that are being provided via the Internet. If you vote over the Internet, you do not need to complete and mail a proxy card.

Voting by Telephone. If you have requested printed proxy materials, such materials will include instructions for how to vote by telephone. Please follow either the instructions included on your proxy card or voting instruction form. If you vote by telephone, you do not need to complete and mail a proxy card.

Voting by Mail. If you have requested printed proxy materials, you may vote by mail by signing the proxy card and returning it in the prepaid and addressed envelope enclosed with the proxy materials. By signing and returning the proxy card, you are authorizing the individuals named on the proxy card to vote your shares at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting so that your shares will be voted if you are unable to attend the Annual Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting in Person at the Meeting. If you attend the Annual Meeting and plan to vote in person, we will provide you with a ballot at the Annual Meeting. If you are a shareholder of record, you have the right to vote in person at the Annual Meeting. If you are the beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

Applied Employee Plan Participants. If you were a participant in Applied’s Employee Savings and Retirement Plan 401(k) Plan, your proxy represents all shares you owned as of the record date through the 401(k) Plan, assuming that your shares are registered in the same name. Your proxy will serve as voting instructions for the trustee of the 401(k) Plan. If you owned shares through the 401(k) Plan and you do not

Applied Materials, Inc.    57

vote, the 401(k) Plan trustee will vote those shares in the same proportion as other 401(k) Plan participants vote their 401(k) Plan shares. We encourage you to provide instructions to the trustee regarding the voting of your shares. Instructions provided over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on March 5, 2018. Please note that Applied Employee Plan Participants may not vote their shares in person at the Annual Meeting.

If you own shares purchased through Applied’s Employees’ Stock Purchase Plan or Applied’s Stock Purchase Plan for Offshore Employees that are still held by the plans’ recordkeeper and you do not vote these shares, the shares may be voted in accordance with standard brokerage industry practices only on routine matters.

Q:	Can I change my vote or revoke my proxy?

A:	If you are a shareholder of record, you may change your vote or revoke your proxy at any time before the Annual Meeting. To change your vote or revoke your proxy, you must:

●	Sign and return a later-dated proxy card, or enter a new vote over the Internet or by telephone; or

●	Provide written notice of the revocation to Applied’s Corporate Secretary at: Applied Materials, Inc., Attention: Thomas F. Larkins, Corporate Secretary, 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95052, or by e-mail at corporatesecretary@amat.com, before the proxies vote your shares at the Annual Meeting; or

●	Attend the Annual Meeting and vote in person.

Only the latest validly-executed proxy that you submit will be counted.

Q:	What is the quorum requirement for the Annual Meeting?

A:	A majority of the outstanding shares entitled to vote as of the record date must be present at the Annual Meeting to constitute a quorum and in order to conduct business at the Annual Meeting. Your shares are counted as present if you vote in person at the Annual Meeting, over the Internet, by telephone, or by submitting a properly executed proxy card by mail.

Abstentions and broker non-votes are counted as present for the purpose of determining a quorum.

Q:	How are votes counted?

A:	You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the director nominees. If you elect to abstain from voting on the election of directors, the abstention will not have any effect on the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to:

●	The approval, on an advisory basis, of the compensation of our named executive officers for fiscal year 2017;

●	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2018;

●	The shareholder proposal to provide for right to act by written consent without a meeting; and

●	The shareholder proposal for annual disclosure of EEO-1 data.

If you elect to abstain from voting on any of these four proposals, the abstention will have the same effect as an “AGAINST” vote with respect to such proposals.

If you are a shareholder of record and you sign and return your proxy card without giving specific voting instructions, your shares will be voted on the proposals as recommended by our Board and in accordance with the discretion of the persons named on the proxy card with respect to any other matters that may properly come before the Annual Meeting.

If your shares are held in street name and you do not instruct your broker on a timely basis on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only the ratification of KPMG LLP as our independent registered public accounting firm is a routine matter. Without your voting instructions, your brokerage firm cannot vote your shares on any other proposal. These unvoted shares, called “broker non-votes,” refer to shares held by brokers who have not received voting instructions from their clients and who do not have discretionary authority to vote on non-routine matters. Broker non-votes are not considered entitled to vote and will not affect the outcome of the vote on non-routine proposals. Broker non-votes will not have an effect on the election of any director nominee.

58    2018 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE PROXY STATEMENT AND OUR 2018 ANNUAL MEETING

Q: What is the vote requirement to approve each proposal?

A:	The following table describes the proposals to be considered at the Annual Meeting, the vote required to elect directors and to adopt each of the other proposals, and the manner in which votes will be counted:

Proposal	Vote Required	Effect of Abstentions	Effect of Broker Non-Votes
1. Election of ten directors	Majority of votes cast	No effect	No effect
2. Approval, on an advisory basis, of the compensation of our named executive officers for fiscal year 2017	Majority of shares present and entitled to vote thereon	Same as vote against	No effect
3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2018	Majority of shares present and entitled to vote thereon	Same as vote against	Brokers have discretion to vote
4. Shareholder proposal requesting that the Board take steps to permit shareholder action by written consent without a meeting	Majority of shares present and entitled to vote thereon	Same as vote against	No effect
5. Shareholder proposal requesting that the Board adopt and enforce a policy to disclose annually Applied’s EEO-1 data	Majority of shares present and entitled to vote thereon	Same as vote against	No effect

Q:	Who will count the votes? Where can I find the voting results of the Annual Meeting?

A:	Votes will be tabulated by an independent inspector of elections appointed for the Annual Meeting. Preliminary voting results will be announced at the Annual Meeting. Final voting results will be reported in a Current Report on Form 8-K, which will be filed with the SEC following the Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	Applied will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. We have hired Innisfree M&A Incorporated to assist in the distribution and solicitation of proxies. Solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. In addition to the estimated proxy solicitation cost of $20,000, plus reasonable out-of-pocket expenses for this service, we will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to shareholders.
Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	In accordance with SEC rules, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. On January 25, 2018, we commenced mailing a Notice of Internet Availability to our shareholders (other than those who had previously requested electronic or paper delivery) containing instructions on how to access our proxy materials, including this Proxy Statement and our Annual Report. The Notice of Internet Availability also instructs you on how to vote over the Internet.

This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Applied Materials, Inc.    59

Q:	I share an address with another shareholder and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?

A:	Under a practice approved by the SEC called “householding,” shareholders who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one mailed copy of our proxy materials, unless one or more of these shareholders notifies us that he or she wishes to receive individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another shareholder and received only one set of proxy materials and would like to request a separate paper copy of these materials, please: (1) go to www.proxyvote.com and follow the instructions provided; (2) send an e-mail message to investor_relations@amat.com with “Request for Proxy Materials” in the subject line and provide your name, address and the control number indicated on your proxy card or Notice of Internet Availability; or (3) call our Investor Relations department at (408) 748-5227.

60    2018 Proxy Statement

OTHER MATTERS

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Applied’s directors and executive officers, and holders of more than 10% of Applied common stock to file with the SEC reports about their ownership of common stock and other equity securities of Applied. Such directors, officers and 10% shareholders are required by SEC rules to furnish Applied with copies of all Section 16(a) forms they file.

SEC rules require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received and written representations from certain of the reporting persons, we believe that during fiscal 2017, all Section 16(a) filing requirements were satisfied on a timely basis.

Shareholder Proposals or Nominations for 2019 Annual Meeting

If a shareholder would like us to consider including a proposal in the proxy statement for our 2019 annual meeting pursuant to Rule 14a-8 of the Exchange Act, the proposal must be received by our Corporate Secretary at our principal executive offices on or before September 27, 2018.

A shareholder’s notice of nomination of one or more director candidates to be included in our proxy statement and ballot pursuant to the proxy access right included in Section 2.15 of our Bylaws must be received by our Corporate Secretary at our principal executive offices no earlier than August 28, 2018, and no later than the close of business on September 27, 2018. The notice must contain the information required by our Bylaws, and the shareholder(s) and nominee(s) must comply with the information and other requirements in our Bylaws relating to the inclusion of shareholder nominees in our proxy materials.

If a shareholder seeks to propose other business or nominate a director, but does not seek to include a proposal or director nominee in our proxy statement for our 2019 annual meeting, notice must be received by our Corporate Secretary at our principal executive offices no earlier than November 23, 2018, and no later than the close of business on December 23, 2018.

Our Bylaws contain specific requirements regarding a shareholder’s ability to nominate a director or to submit a proposal for consideration at an upcoming meeting. If you would like a copy of our Bylaws, please contact our Corporate Secretary by mail addressed to Thomas F. Larkins, Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95052, or by e-mail at corporatesecretary@amat.com.

No Incorporation by Reference

In Applied’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC rules, the “Audit Committee Report” and the “Human Resources and Compensation Committee Report” contained in this Proxy Statement are not incorporated by reference into any of our other filings with the SEC, except to the extent we specifically incorporate either report by reference into a filing. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

YOU MAY OBTAIN A COPY OF APPLIED’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 29, 2017 ON OUR WEBSITE AT www.appliedmaterials.com OR WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO APPLIED MATERIALS, INC., 3050 BOWERS AVENUE, P.O. BOX 58039, M/S 1261, SANTA CLARA, CALIFORNIA 95052-8039, ATTN: INVESTOR RELATIONS.

By Order of the Board of Directors

Santa Clara, California

January 25, 2018

Applied Materials, Inc.    61

APPENDIX

UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTED FINANCIAL MEASURES

	Fiscal Year
	2017	2016	2015	2014	2013
	(In millions, except per share amounts)
Non-GAAP Adjusted Earnings Per Diluted Share
Reported earnings per diluted share—GAAP basis[1]	$3.17	$1.54	$1.12	$0.87	$0.21
Certain items associated with acquisitions[2]	0.16	0.16	0.14	0.13	0.14
Acquisition integration costs	—	—	—	0.02	0.02
Certain items associated with terminated business combination[3]	—	—	0.03	0.05	0.01
Gain on derivatives associated with terminated business combination, net	—	—	(0.05)	(0.02)	—
Inventory charges (reversals) related to restructuring and asset impairments[4,5]	—	—	0.03	—	0.03
Impairment of goodwill and intangible assets	—	—	—	—	0.21
Other gains, losses or charges, net	(0.01)	0.01	0.01	—	—
Resolution of prior years’ income tax filings, reinstatement of federal R&D tax credit and other tax items[1]	(0.07)	0.04	(0.09)	0.02	(0.03)

Non-GAAP adjusted earnings per diluted share	$3.25	$1.75	$1.19	$1.07	$0.59

Weighted average number of diluted shares	1,084	1,116	1,226	1,231	1,219
[1]	Amounts for fiscal 2017 included the recognition of the previously unrecognized foreign tax credits. Amounts for fiscal 2015 included an adjustment to decrease the provision for income taxes by $28 million with a corresponding increase in net income, resulting in an increase in diluted earnings per share of $0.02. The adjustment was excluded in Applied’s non-GAAP adjusted results and was made primarily to correct an error in the recognition of cost of sales in the U.S. related to intercompany sales, which resulted in overstating profitability in the U.S. and the provision for income taxes in immaterial amounts in each year since fiscal 2010.
[2]	These items are incremental charges attributable to completed acquisitions, consisting of amortization of purchased intangible assets.
[3]	These items are incremental charges related to the terminated business combination agreement with Tokyo Electron Limited, consisting of acquisition-related and integration planning costs.
[4]	Results for fiscal 2015 primarily included $35 million of inventory charges, $17 million of restructuring charges and asset impairments related to cost reductions in the solar business, and a $2 million favorable adjustment of restructuring reserves related to prior restructuring plans.
[5]	Results for fiscal 2013 included $39 million of employee-related costs, net, related to the restructuring program announced on October 3, 2012, and restructuring and asset impairment charges of $26 million related to the restructuring program announced on May 10, 2012, partially offset by a favorable adjustment of $2 million related to other restructuring plans.

Fiscal Year
2017
(In millions, except percentages)
Non-GAAP Adjusted Gross Profit
Reported gross profit—GAAP basis	$6,532
Certain items associated with acquisitions[1]	172

Non-GAAP Adjusted Gross Profit	$6,704

Non-GAAP Adjusted Gross Margin (% of net sales)	46.1%
[1]	These items are incremental charges attributable to completed acquisitions, consisting of amortization of purchased intangible assets.

Applied Materials, Inc.    A-1

	Fiscal Year
	2017	2016	2015	2014	2013
	(In millions, except percentages)
Non-GAAP Adjusted Operating Income
Reported operating income—GAAP basis	$3,868	$2,152	$1,693	$1,520	$432
Certain items associated with acquisitions[1]	191	188	185	183	201
Acquisition integration costs	3	2	2	34	38
Certain items associated with terminated business combination[2]	—	—	50	73	17
Loss (gain) on derivatives associated with terminated business combination, net	—	—	(89)	(30)	7
Inventory charges (reversals) related to restructuring and asset impairments[3,4,5,6]	—	(3)	49	5	63
Impairment of goodwill and intangible assets	—	—	—	—	278
Other gains, losses or charges, net	(12)	8	6	(4)	(4)

Non-GAAP adjusted operating income	$4,050	$2,347	$1,896	$1,781	$1,032

Non-GAAP adjusted operating margin	27.9%	21.7%	19.6%	19.6%	13.7%
[1]	These items are incremental charges attributable to completed acquisitions, consisting of amortization of purchased intangible assets.
[2]	These items are incremental charges related to the terminated business combination agreement with Tokyo Electron Limited, consisting of acquisition-related and integration planning costs.
[3]	Results for fiscal 2016 included adjustments associated with the cost reductions in the solar business.
[4]	Results for fiscal 2015 primarily included $35 million of inventory charges, $17 million of restructuring charges and asset impairments related to cost reductions in the solar business, and a $2 million favorable adjustment of restructuring reserves related to prior restructuring plans.
[5]	Results for fiscal 2014 included $5 million of employee-related costs related to the restructuring program announced on October 3, 2012.
[6]	Results for fiscal 2013 included $39 million of employee-related costs, net, related to the restructuring program announced on October 3, 2012, and restructuring and asset impairment charges of $26 million related to the restructuring program announced on May 10, 2012, partially offset by a favorable adjustment of $2 million related to other restructuring plans.

Use of Non-GAAP Adjusted Financial Measures

Management uses non-GAAP adjusted financial measures to evaluate the Company’s operating and financial performance and for planning purposes, and as performance measures in its executive compensation program. Applied believes these measures enhance an overall understanding of our performance and investors’ ability to review the Company’s business from the same perspective as the Company’s management and facilitate comparisons of the current period’s results with prior periods on a consistent basis by excluding items that we do not believe are indicative of our ongoing operating performance.

The non-GAAP adjusted financial measures presented above are adjusted to exclude the impact of certain costs, expenses, gains and losses, including certain items related to mergers and acquisitions; restructuring charges and any associated adjustments; impairments of assets, or investments; gain or loss on sale of strategic investments; certain other discrete adjustments and income tax items. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are provided in the financial tables presented above. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles, may be different from non-GAAP financial measures used by other companies, and may exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.

A-2    2018 Proxy Statement

YOU CAN VOTE OVER THE INTERNET OR BY TELEPHONE QUICK · EASY · CONVENIENT AVAILABLE 24 HOURS A DAY · 7 DAYS A WEEK APPLIED MATERIALS, INC. encourages you to take advantage of convenient ways to vote. If voting by proxy, you may vote over the Internet, by telephone or by mail. Your Internet or 3225 OAKMEAD VILLAGE DRIVE telephone vote authorizes the named proxies to vote in the same manner as if you marked, signed, and returned your proxy card. To vote over the Internet, by telephone or by mail, P.O. BOX 58039, M/S 1241 please read the 2018 Proxy Statement and then follow these easy steps: SANTA CLARA, CA 95054 VOTE BY INTERNET-www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 7, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Applied Materials, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically over the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future. VOTE BY PHONE-1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 7, 2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to APPLIED MATERIALS, INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS E35556-P01027-Z71625 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED. DETACH AND RETURN THIS PORTION ONLY APPLIED MATERIALS, INC. The Board of Directors recommends you vote FOR all of the nominees listed below and FOR proposals 2 and 3: 1. Election of Directors Nominees: For Against Abstain 1a. Judy Bruner 1b. Xun (Eric) Chen For Against Abstain 2. Approval, on an advisory basis, of the compensation 1c. Aart J. de Geus of Applied Materials’ named executive officers for fiscal year 2017.1d. Gary E. Dickerson 3. Ratification of the appointment of KPMG LLP as Applied Materials’ independent registered public accounting firm for fiscal year 2018. 1e. Stephen R. Forrest The Board of Directors recommends you vote AGAINST 1f. Thomas J. Iannotti proposals 4 and 5: For Against Abstain 1g. Alexander A. Karsner 4. Shareholder proposal to provide for right to act by written consent 1h. Adrianna C. Ma 5. Shareholder proposal for annual disclosure of EEO-1 data. 1i. Scott A. McGregor NOTE: The proposals to be voted on may also include such other business as may properly come before the meeting or any adjournment or postponement thereof. 1j. Dennis D. Powell Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on March 8, 2018: The Proxy Statement and Annual Report to Shareholders are available at www.proxyvote.com.APPLIED MATERIALS, INC.PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON MARCH 8, 2018 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Gary E. Dickerson, Daniel J. Durn and Thomas F. Larkins, or any of them, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Shareholders of Applied Materials, Inc. to be held on Thursday, March 8, 2018 at 11:00 a.m. Pacific Time at Applied Materials, Inc.‘s corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the items set forth on the reverse side and, in their discretion, upon such other business that may properly come before such meeting and any adjournment or postponement thereof.THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR EACH OF THE TEN NOMINEES FOR ELECTION AS DIRECTORS (PROPOSAL 1), FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR FISCAL YEAR 2017 (PROPOSAL 2), FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018 (PROPOSAL 3), AGAINST THE SHAREHOLDER PROPOSAL TO PROVIDE FOR RIGHT TO ACT BY WRITTEN CONSENT (PROPOSAL 4) AND AGAINST THE SHAREHOLDER PROPOSAL FOR ANNUAL DISCLOSURE OF EEO-1 DATA (PROPOSAL 5). Dear Shareholder: On the reverse side of this card are instructions on how to vote over the Internet or by telephone for the election of directors (Proposal 1), for the approval, on an advisory basis, of the compensation of our named executive officers for fiscal year 2017 (Proposal 2), for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2018 (Proposal 3), against the shareholder proposal to provide for right to act by written consent (Proposal 4) and against the shareholder proposal for annual disclosure of EEO-1 data (Proposal 5). Please consider voting over the Internet or by telephone. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient. Thank you for your attention to these matters. Applied Materials, Inc. PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE. If you vote over the Internet or by telephone, you do not need to return the proxy card. THANK YOU FOR VOTING! (Continued and to be signed on the reverse side)